Exhibit 10.2

PURCHASE AND SALE AGREEMENT

by and between

FORCE 1730 EASTRIDGE LLC,
a California limited liability company,
as Seller

and

MID-EASTERN WEST LLC
a California limited liability company,
as Buyer

Property Address: 1730 Eastridge Avenue, Riverside, CA
92507

Effective Date: August 15, 2024

TABLE OF CONTENTS

ARTICLE 1 - CERTAIN DEFINITIONS		1
ARTICLE 2 - SALE OF PROPERTY		4
ARTICLE 3 – PURCHASE PRICE		5
ARTICLE 4 – TITLE MATTERS		5
4.1	TITLE TO REAL PROPERTY	5
4.2	TITLE INSURANCE	5
ARTICLE 5 – BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY		5
5.1	ACCESS TO PROPERTY AND DOCUMENTS	5
5.2	BUYER’S ACKNOWLEDGEMENT	5
5.3	AS-IS SALE	6
5.4	RELEASE	7
ARTICLE 6 – ADJUSTMENTS AND PRORATIONS		7
6.1	REAL ESTATE PROPERTY TAXES	7
6.2	OTHER PROPERTY OPERATING EXPENSES	8
6.3	CLOSING COSTS	8
6.4	FINAL ADJUSTMENT AFTER CLOSING	8
ARTICLE 7 - CLOSING		8
7.1	CLOSING DATE	8
7.2	TITLE TRANSFER AND PAYMENT OF PURCHASE PRICE	9
7.3	SELLER’S CLOSING DELIVERIES	9
7.4	BUYER CLOSING DELIVERIES	10
ARTICLE 8 - CONDITIONS TO CLOSING		10
8.1	CONDITIONS TO SELLER’S OBLIGATIONS	10
8.2	CONDITIONS TO BUYER’S OBLIGATIONS	11
8.3	WAIVER OF FAILURE OF CONDITIONS PRECEDENT	11
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES		11
9.1	BUYER’S REPRESENTATIONS	11
9.2	SELLER’S REPRESENTATIONS	13
9.3	INTENTIONALLY OMITTED	14
9.4	GENERAL PROVISIONS	14

ARTICLE 10 - COVENANTS		15

ii

10.1	BUYER’S COVENANTS	15
10.2	SERVICE CONTRACTS	16
10.3	MUTUAL COVENANTS	16
ARTICLE 11 - DEFAULT		17
11.1	TO SELLER’S OBLIGATIONS	17
11.2	TO BUYER’S OBLIGATIONS	17
ARTICLE 12 - MISCELLANEOUS		18
12.1	ASSIGNMENT	18
12.2	DESIGNATION AGREEMENT	18
12.3	SURVIVAL/MERGER	18
12.4	INTEGRATION; WAIVER	18
12.5	GOVERNING LAW	19
12.6	CAPTIONS NOT BINDING; EXHIBITS	19
12.7	BINDING EFFECT	19
12.8	SEVERABILITY	19
12.9	NOTICES	19
12.10	COUNTERPARTS	20
12.11	NO RECORDATION	20
12.12	ADDITIONAL AGREEMENTS; FURTHER ASSURANCES	20
12.13	CONSTRUCTION	20
12.14	MAXIMUM AGGREGATE LIABILITY	20
12.15	TIME OF THE ESSENCE	20
12.16	WAIVER OF JURY TRIAL	20
12.17	ELECTRONIC SIGNATURES	20
12.18	PREVAILING PARTIES	21
12.19	1031 EXCHANGE	21
12.20	SUBMISSION NOT AN OFFER	21

EXHIBITS

A.Legal Description

B.Form of Grant Deed

C.Form of Seller’s Non-Foreign Certificate

D.Property Documents

E.Title Affidavit

F.Asset Purchase Agreement

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 15, 2024 (“Effective Date”), by and between FORCE 1730 EASTRIDGE LLC, a California limited liability company (“Seller”), and MID-EASTERN WEST LLC, a California limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement by and among F & S Produce Co., Inc., a New Jersey corporation (“F & S”) and F & S Produce West LLC, a Delaware limited liability company and a wholly-owned subsidiary of F & S (collectively, the “Asset Buyer”), on the one hand, and on the other hand Calavo Growers, Inc., a California corporation and the entities related to Asset Seller identified therein (collectively, the “Asset Seller”) for the sale and purchase of certain tangible and intangible personal property owned by Asset Seller and used in connection with their business operation on and from the Real Property as specified in the Asset Purchase Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or State of California holiday. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the  next succeeding Business Day.

“Buyer’s Representatives” shall mean, collectively, Buyer, any direct or indirect owner of any beneficial interest in Buyer and any officers, directors, managers, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer, to the extent working on or spending time in connection with this Transaction.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the [Effective Date].

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations thereunder.

“Confidential Materials” shall mean, any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following (whether prepared internally or by a third party on behalf of Seller): appraisals; budgets; strategic plans for the Property (including, without limitation, information relating to any proposed future use or development of the Property); internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller; attorney and accountant work product; attorney- client privileged documents; or internal correspondence of Seller, or any of their respective affiliates and correspondence between or among such parties.  All Confidential Materials are the subject of the nondisclosure and confidentiality provisions contained herein. Notwithstanding the foregoing, Confidential Materials shall not include information that (a) is known to the Buyer prior to disclosure thereof by the Seller; (b) has been published or made available to the public, without restriction and without breach of this Agreement by the Buyer; (c) has become or becomes available to the Buyer from others having no obligation to hold such information or data in confidence; or (d) has been developed by the Buyer independently of any disclosure of such information or data by the Seller.

“Contracts” shall mean all service or maintenance agreements entered into by Seller, if any, relating to the Property.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, interviews and/or investigations with respect to the Property, the Property Documents, and other information and documents regarding the Property as Buyer or Buyer’s Representatives, in its sole and absolute discretion, deems appropriate or has conducted so as to satisfy itself with respect to its potential purchase of the Property, including, but not limited to, the following matters: title and survey, land use, zoning, environmental issues, utilities, the physical condition of the Property, tenant/leasehold interests, the economic status of the Property, and the availability of government incentive programs with regard to Buyer’s potential purchase and operation of the Property.

“Effective Date” shall be the date set forth on Page 1 of this Agreement, which shall be the date of delivery to or receipt by Seller and Buyer of a fully executed copy of the same.

“Escrow Agent” shall mean First American Title Insurance Company, Attention: Melisa McNair (mmcnair@firstam.com), in its capacity as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean such reasonable additional and supplementary escrow instructions requested by Escrow Agent as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

“Existing Survey” shall mean an ALTA as-built survey of the Property prepared by Delta Surveying and Mapping dated August 15, 2016, as revised, and furnished by Seller to Buyer.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Liabilities” shall mean, collectively, any and all losses, costs (including without limitation reasonable attorney’s fees and costs), damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller: (a) any licenses, permits and other written authorizations used exclusively in connection with the use, operation or ownership of the Real Property, and any permits, entitlements, governmental approvals, certificate of occupancies, licenses, or other forms of authorization or approval issued by a government agency or authority and legally required for the construction, ownership, operation, and use of the Property to the extent transferable; and (b) any third-party guaranties and warranties in effect exclusively with respect to any portion of the Real Property as of the Closing Date, and (c) any books, records and files exclusively relating to the Property, excluding Confidential Materials.

“Owner’s Title Policy” shall mean an American Land Title Association (“ALTA”) Owner’s Policy of title insurance with standard coverage in the form of the Title Commitment, in the amount of the Purchase Price subject to the Permitted Exceptions. Buyer may elect to obtain the Owner’s Title Policy with extended coverage so long as Buyer provides the Title Company with a Survey satisfactory to the Title Company to issue such extended coverage.

“Permitted Change” shall mean a modification to Seller’s Warranties that is due to (a) any action of the Buyer or any of the Buyer’s Representatives, or (b) an event or circumstance occurring after the Effective Date that results from an act of the Seller that is expressly permitted under the terms of this Agreement.

“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning and building ordinances and land use regulations; (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, including without limitation those exceptions to title as are listed on Schedule B-II of the Title Commitment and Title Company’s standard printed exceptions, except the Required Removal Exceptions; (c) such state of facts as disclosed in any survey obtained by Buyer or provided by Seller, if any, including without limitation the Existing Survey (“Survey”); (d) such state of facts as would be disclosed by a physical inspection of the Property of the nature of inspection which would be conducted in a survey of the Property; and (e) the lien of taxes and assessments not yet due and payable; (f) any exceptions caused by Buyer or any Buyer’s Representative.

“Property” shall mean, collectively, (a) the Real Property and (b) the Other Property Rights.

“Property Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties delivers or makes available to Buyer or Buyer’s Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, (a) the Contracts, (b) items set forth on the attached and incorporated Exhibit D, (c) the Title Commitment, (d) the Existing Survey or any other Survey obtained by Buyer and the (e) Title Documents. Notwithstanding anything to the contrary, except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties as to the accuracy or completeness of the Property Documents or any other documents and information Seller may provide to Buyer.

“Purchase Price” shall mean the sum of Thirty Million Nine Hundred Eighty Thousand and No/100 Dollars ($30,980,000).

“Real Property” shall mean that certain real property commonly referred to as 1730 Eastridge Avenue, Riverside, CA 92507, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings and improvements and all fixtures owned by Seller and located thereon as of the Closing Date and all right, title and interest, if any, that Seller may have as of the Closing Date in and to all rights, privileges, easements, licenses, appurtenances and hereditaments pertaining thereto, including without limitation all of Seller’s right, title and interest as of the Closing Date, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and any land lying in the bed of any street, road or avenue adjoining the land described in Exhibit A.

“Remove” shall mean, with respect to any Required Removal Exceptions, that Seller shall cause the Title Company to remove the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Required Removal Exceptions” shall mean that certain voluntary mortgage encumbering the Property as of the date of Closing that secures financing obtained by Seller and is evidenced by that certain Deed of Trust in favor of Wells Fargo Bank, NA recorded December 4, 2023, as Instrument No. 2023.360404 in the Official Records of the County in which the Property is located.

“Seller Knowledge Party” shall mean Paul Harrison, Executive Vice President – RFG Prepared of Calavo Growers, Inc.

“Seller’s Knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of the Seller Knowledge Party and shall not be construed to refer to the knowledge of any other Seller Party or person or entity or to impose or have imposed upon the Seller Knowledge Party any duty of inquiry or investigation as to the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Seller Knowledge Party. The reference herein to the Seller Knowledge Party is used solely as a basis to define the scope and limit of Seller’s Knowledge and shall not cause such person to incur any liability for anything in connection with this Agreement. There shall be no personal liability on the part of the Seller Knowledge Party arising out of any of Seller’s Warranties. Seller represents that the Seller Knowledge Party is the Executive Vice President – RFG Prepared of Calavo Growers, Inc. and has been employed by such entity for over four (4) years and is the individual who has been most actively involved in and is most familiar with the ownership, development, construction, leasing and operation of the Property for and on behalf of Seller.

“Seller Parties” shall mean and include, collectively, (a) Seller or (b) any owner, officer, director, manager, employee, or agent of Seller.

“Seller’s Warranties” shall mean the representations and warranties of Seller expressly set forth in this Agreement for the benefit of Buyer, as the same may be deemed modified, amended or waived pursuant to the terms of this Agreement.

“Tax Year” shall mean the year period commencing on July 1 of each calendar year and ending on June 30 of each succeeding calendar year.

“Title Commitment” shall mean that certain commitment dated prepared by the Title Company with respect to the Property under Order No. NCS-1203735-NJ.

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall mean all documents referred to in the Title Commitment.

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 – PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller in immediately available funds, in good and lawful money of the United States, by wire transfer an amount equal to the Purchase Price, as prorated and adjusted as set forth in ARTICLE 6 or as otherwise provided under this Agreement.

ARTICLE 4 – TITLE MATTERS

4.1Title to Real Property. Buyer acknowledges that, prior to the Effective Date, Seller delivered or made available to Buyer the Title Commitment, including copies of the documents referred to therein as exceptions to title, and the Existing Survey of the Property and Buyer obtained directly from the Title Company such other Title Documents as Buyer deemed necessary or advisable. Buyer shall be deemed to have waived its right to object to any encumbrance or other title exception or matter reflected in the Title Commitment, Survey or in any Title Documents.

4.1.1Discharge of Title Exceptions. Seller shall cause the Title Company to Remove any Required Removal Exceptions on or prior to the Closing Date and may use the proceeds from the Purchase Price to satisfy the same.

4.1.2Possession. At Closing, Seller shall deliver full and actual possession of the Property to Buyer, subject only to possession by the Asset Buyer and the assets it is purchasing under the Asset Purchase Agreement.

4.2Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that title to the Real Property is vested in Buyer and is good and marketable subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that such endorsements (or amendments) shall be at no cost to Seller, and the Owner’s Title Policy shall impose no additional liability on Seller.

ARTICLE 5 – BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1Access to Property and Documents. Buyer acknowledges that, prior to the Effective Date, Seller provided to Buyer access to (i) the Property pursuant to the terms of that certain Access Agreement entered into as of December 30, 2023, by and between Seller and Buyer, and (ii) the items set forth on the attached and incorporated Exhibit D to the extent in Seller’s control or possession, but in all events excluding the Confidential Materials.

5.2Buyer’s Acknowledgement Buyer acknowledges and agrees as follows:

(a)Prior to the Effective Date, Buyer conducted, or waived its right to conduct, such Due Diligence as Buyer deemed necessary or appropriate for Buyer to decide whether or not to enter into this Agreement and purchase the Property.

(b)Except as expressly set forth in this Agreement or in the Exhibits attached hereto, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guaranties (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Property Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

5.3As-Is Sale. EXCEPT FOR SELLER’S WARRANTIES, BUYER AGREES (i) THAT IT IS PURCHASING THE PROPERTY ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS AND BASED EXCLUSIVELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS AND/OR ITS OWN INVESTIGATION AND EXAMINATION OF THE PROPERTY, (ii) THAT SELLER HAS NOT MADE, AND SELLER DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY WARRANTY, REPRESENTATION, COVENANT, AGREEMENT OR GUARANTEE OF ANY KIND OR CHARACTER WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY MATTER PERTAINING TO THE PROPERTY INCLUDING WITHOUT LIMITATION: (a) THE PHYSICAL CONDITION, HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (b) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY; (c) THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY); (d) COMPLIANCE WITH ANY FEDERAL, STATE OR LOCAL ENVIRONMENTAL, HEALTH, SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, CODES OR REQUIREMENTS, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 CFR, PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (“CERCLA”), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING (COLLECTIVELY, “ENVIRONMENTAL LAWS”); (e) THE PRESENCE OR ABSENCE OF “HAZARDOUS MATERIALS” (AS DEFINED BELOW) AT, ON, OR UNDER THE PROPERTY OR ANY PROPERTY NEAR OR ADJACENT TO THE PROPERTY; OR (f) OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. AS USED HEREIN, THE TERM “HAZARDOUS MATERIALS” SHALL MEAN ANY HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTES THAT ARE OR BECOME REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY, INCLUDING, WITHOUT LIMITATION, (i) SUBSTANCES DEFINED AS “HAZARDOUS SUBSTANCES,” “HAZARDOUS MATERIALS” OR “TOXIC SUBSTANCES” IN ANY ENVIRONMENTAL LAWS; (ii) ANY MATERIALS, SUBSTANCES OR WASTES WHICH ARE TOXIC, IGNITABLE, RADIOACTIVE, CORROSIVE OR REACTIVE AND WHICH ARE REGULATED BY ANY STATE OR LOCAL GOVERNMENTAL AUTHORITY OR ANY AGENCY OF THE UNITED STATES OF AMERICA; (iii) ASBESTOS, MOLD, FUNGI, PETROLEUM AND PETROLEUM BASED PRODUCTS, UREA FORMALDEHYDE FOAM INSULATION, PFAS, POLYCHLORINATED BIPHENYLS (PCBS), AND FREON AND OTHER CHLOROFLUOROCARBONS; AND (iv) THOSE SUBSTANCES DEFINED AS ANY OF THE FOREGOING IN THE REGULATIONS ADOPTED AND PUBLICATIONS PROMULGATED PURSUANT TO EACH OF THE AFORESAID LAWS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS-IS,” “WHERE-IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY AND BUYER’S AGREEMENT TO PURCHASE THE PROPERTY “AS-IS” IS A MATERIAL INDUCEMENT TO SELLER TO AGREE TO SELL THE PROPERTY AT THE PURCHASE PRICE PROVIDED HEREIN. THE PROVISIONS OF THIS SECTION 5.3 SHALL SURVIVE THE CLOSING AND SHALL NOT BE MERGED INTO THE DEED OR OTHER DOCUMENTS DELIVERED AT CLOSING.

5.4Release. UPON CLOSING, BUYER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, SHALL BE DEEMED TO HAVE RELEASED, ACQUITTED AND FOREVER DISCHARGED SELLER AND (AS THE CASE MAY BE) SELLER’S OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, AGENTS AND AFFILIATES FROM ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT, WHICH BUYER HAS OR MAY HAVE IN THE FUTURE, ARISING FROM OR RELATING TO (I) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (II) ANY OTHER CONDITIONS AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, WHETHER ARISING BASED ON EVENTS THAT OCCURRED BEFORE, DURING, OR AFTER SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND WHETHER BASED ON THEORIES OF INDEMNIFICATION, CONTRIBUTION OR OTHERWISE. BUYER SPECIFICALLY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

/s/ S.P.
Buyer’s Initials

THE RELEASE SET FORTH IN THIS SECTION 5.4 DOES NOT APPLY TO (I) SELLER’S WARRANTIES, OR (II) ANY INDEMNITY EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY SELLER AT CLOSING OR (III) FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER. BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THIS AGREEMENT.

ARTICLE 6 -ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1Real Estate Taxes. Buyer and Seller shall prorate all general and special real estate taxes and assessments and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property, on the basis of the fiscal year or calendar year for which assessed. The proration of the real estate taxes due and payable during the Closing Tax Year shall be calculated as follows:

(a)Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

(b)Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365. Buyer shall be responsible for all real estate taxes and assessments that are due and payable on and after the Closing Date.

6.2Other Property Operating Expenses. Except as set forth above in Section 6.1, no other items of income or expense shall be prorated. Notwithstanding anything to the contrary, insurance premiums shall also not be prorated and Buyer shall obtain its own insurance at Closing.

6.3Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) the additional premium associated with the issuance of an extended coverage to the owner’s policy of title insurance in the amount of the Purchase Price, plus the cost of any endorsements, if requested by Buyer, (b) the cost of any new Survey obtained by Buyer, (c) one-half of Escrow Agent’s escrow charges, (d) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys and (e) all lenders’ fees related to any financing to be obtained by Buyer. Seller shall pay the following costs and expenses associated with the Transaction: (i) documentary transfer taxes imposed on the Purchase Price in connection with the sale of the Property in the amount up to $68,156 (“DTT”), (ii) the premium associated with the issuance of a standard coverage owner’s policy of title insurance in the amount of the Purchase Price, (iii) recording fees incurred in connection with causing the Title Company to Remove the Required Removal Exceptions, (iv) any recording fees necessary to record the Deed at the register of deeds office where the Property is located, and (v) one-half of Escrow Agent’s escrow charges. Any closing cost not specifically addressed herein shall be allocated between Buyer and Seller according to custom in the County in which the Property is located. Buyer shall be responsible for all documentary transfer taxes in excess of the DTT paid by Seller, and shall indemnify, defend and hold harmless Seller from and against any and all Liabilities related to the same and resulting from a claim by a governmental authority that the amount of DTT paid at Closing was inaccurate or did not reflect the consideration for the Property. The obligations of the parties under this Section 6.3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.4Final Adjustment After Closing. All prorations made at Closing shall be final; provided, however, if final prorations cannot be made at Closing for any item being prorated under this ARTICLE 6, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but no later than ninety (90) days after the Closing (the “Final Adjustment Date”), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. Seller shall have reasonable access to, and the right to inspect and audit, Buyer’s books to confirm the final prorations. The provisions of this Section 6.4 shall survive the Closing and not be merged therein.

ARTICLE 7- CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1Closing Date. The Closing shall occur on the Closing Date. The parties agree that the Closing shall be set up so that the parties and their respective attorneys, or any of them, need not be physically present and may deliver all necessary documents by overnight mail or other means to the Escrow Agent. Notwithstanding anything to the contrary herein, if the Closing Date falls on a Saturday, Sunday or holiday, the Closing shall occur on the next Business Day thereafter; provided further that the Closing Date may be changed by mutual written or electronic agreement of the parties or as otherwise provided for in this Agreement. Time is of the essence with respect to the Closing.

7.2Title Transfer and Payment of Purchase Price. At Closing, provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey fee title to the Property, subject to the Permitted Exceptions, to Buyer upon confirmation of receipt of the Purchase Price by the Title Company as set forth below in accordance with the terms of this Agreement. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in ARTICLE 3 by delivering the same to the Title Company no later than 11:00 A.M. prevailing Pacific Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account upon consummation of Closing in accordance with the terms of this Agreement. Buyer and Seller will agree to close pursuant to a so-called “New York” style closing whereby Title Company agrees to insure the “Gap Period” and sales proceeds will be released by the Title Company to Seller in advance of the recordation of the Deed.

7.3Seller’s Closing Deliveries. On the Closing Date, Seller shall deliver, or cause to be delivered, the following to the Escrow Agent:

(a)Asset Purchase Agreement. The Asset Purchase Agreement in the form attached and incorporated as Exhibit F and executed by the Asset Seller.

(b)Deed. A grant deed in the form of Exhibit B attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(c)Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit C attached hereto and incorporated herein by this reference, as required by Section 1445 of the Code, executed by Seller.

(d)Title Affidavit. A title affidavit in the form attached and incorporated as Exhibit E, executed by Seller (“Title Affidavit”).

(e)Evidence of Authority. Documentation to establish, to the Title Company’s reasonable satisfaction, the due authorization of Seller’s execution of this Agreement and all documents contemplated by this Agreement and the consummation of the Transaction.

(f)Closing Statement. A Closing Statement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Buyer and Seller in form reasonably acceptable to Buyer and Seller. (the “Closing Statement”).

(g)1099-S Report. Information for 1099-S Report Filing in accordance with Section 6045 of the Code.

(h)Other Documents. Such other documents as may be reasonably required by the Title Company, or as may be agreed upon by Seller and Buyer, in order to  consummate the Transaction.

(i)Keys and Original Documents. Keys to all locks, alarms and codes on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to the Title Company no later than 11:00 A.M. prevailing Pacific Time on the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” shall be delivered by Seller outside of escrow and the items in the paragraph entitled “Keys and Original Documents” shall be deemed delivered if the same are located at the Property on the Closing Date and Buyer has been notified of their location at the Property by Seller.

7.4Buyer Closing Deliveries. On the Closing Date, Buyer shall deliver, or cause to be delivered, the following to the Escrow Agent:

(a)The Asset Purchase Agreement in the form attached and incorporated as Exhibit F and executed by the Asset Buyer.

(b)Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(c)Evidence of Authority. Documentation to establish, to the Title Company’s reasonable satisfaction, the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(d)Closing Statement. The Closing Statement, executed by Buyer.

(e)Other Documents. Such other documents as may be reasonably required by the Title Company, or as may be agreed upon by Seller and Buyer, in order to consummate the Transaction.

The items to be delivered by Buyer in accordance with the terms of this Section 7.4 shall be delivered to the Title Company no later than 11:00 A.M. prevailing Pacific Time on the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date;

(b)Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

(c)Buyer’s Deliveries. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing; and

(d)Purchase Agreement. Closing under the Asset Purchase Agreement shall have occurred before, or shall be occurring concurrently with, the Closing hereunder.

8.2Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)Representations True. Subject to the provisions of Section 9.4, all representations and warranties made by Seller in this Agreement, subject to any Permitted Change, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date.

(b)Title. The Title Company shall be irrevocably committed to issue the Owner’s Title Policy to Buyer, insuring that good and marketable, indefeasible fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions.

(c)Seller’s Deliveries. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

(d)Purchase Agreement. Closing shall have occurred or be occurring concurrently with the closing of the Asset Purchase Agreement.

(e)No Bankruptcy. Seller has not (A) made a general assignment for the benefit of creditors; (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors; (C) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets; (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets; or (E) admitted in writing an inability to pay its debts as they come due.

(f)No Proceedings. Seller has not received written notice that any actions, suits, or proceedings of any kind, including without limitation administrative proceedings, real estate tax appeals and condemnation proceedings, have been instituted by or against Seller in any court or before or by any governmental department, commission, board, bureau, agency, or other instrumentality which are now on-going and which might materially adversely affect the Real Property, the business operations thereon, or the Transaction.

8.3Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer, as applicable, may elect in writing or electronically to waive the benefit of any such condition applicable to and for the benefit of such party as set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may terminate this Agreement and exercise such other rights and remedies, if any, that such party may have pursuant to the terms of ARTICLE 11.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller that the following is true and correct as of the Effective Date and will be true and correct as of the Closing Date:

9.1.1Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing and qualified to conduct business under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State of California, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2Buyer’s Financial Condition. Buyer is not a party to any voluntary or involuntary proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy Laws or under any state Laws relating to the protection of debtors, or subject to any general assignment for the benefit of the creditors and no such action has been threatened by creditors to Buyer or is contemplated by Buyer.

9.1.3Pending Actions. Buyer has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Buyer’s knowledge threatened, against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the Transaction.

9.1.4Patriot Act. Neither Buyer, nor, to Buyer’s actual knowledge, any person or entity owning an interest in Buyer or any person or entity providing funds to Buyer: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as defined below); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. The term “Anti-Money Laundering Laws” shall mean Laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such Laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as Laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

9.1.5OFAC. Buyer and, to Buyer’s actual knowledge, each person or entity owning an interest in Buyer is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States

Law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (defined below), and to Buyer’s actual knowledge, none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Buyer’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Buyer (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

9.1.6Survivability of Buyer’s Representations. Buyer’s representations contained in this Section 9.1 shall survive the Closing, and not be merged therein.

9.2Seller’s Representations. Seller represents and warrants to Buyer that the following is true and correct as of the Effective Date and will be true and correct as of the Closing Date:

9.2.1Seller’s Authorization. Seller is (a) duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State of California, (b) authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2Other Seller’s Representations. Seller represents and warrants to Buyer that the following is true and correct as of the Effective Date and will be true and correct as of the Closing Date:

(a)Seller is not a party to any pending voluntary, or to Seller’s Knowledge involuntary, proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy Laws or under any state Laws relating to the protection of debtors, nor to Seller’s Knowledge subject to any general assignment for the benefit of the creditors and no such action has been threatened by creditors to Seller or is contemplated by Seller.

(b)Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Seller’s Knowledge threatened, against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the Transaction or have a material adverse effect on the Property, including without limitation title thereto.

(c)To Seller’s Knowledge, there are no material Contracts entered into by Seller that will be binding upon Buyer after the Closing other than the Permitted Exceptions.

(d)To Seller’s Knowledge, except for violations cured or remedied on or before the Effective Date and except as provided as part of the Property Documents, Seller has not received any written notice from any governmental authority with respect to the violation of any zoning Law applicable to the Property.

(e)To Seller’s Knowledge, there are no pending, or threatened, condemnation or eminent domain proceedings relating to the Property.

(f)Neither the execution nor the delivery of this Agreement, nor the consummation of the Transaction, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of (i) to Seller’s Knowledge, any of the terms, conditions, or provisions of any agreement or instrument to which it is a party or by which it, or any of its assets is bound, (ii) any organizational documents of an entity Seller, or (iii) to Seller’s Knowledge, any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity;

(g)Intentionally Omitted.

(h)Intentionally Omitted.

(i)There are no leases, tenancies or occupancies affecting the Real Property other than, as of the Effective Date, the Asset Seller occupies the Property without a written lease for the operation of the business whose assets are being sold under the Asset Purchase Agreement, but such occupancy by the Asset Seller shall terminate as of Closing provided that the Asset Buyer will occupy the Property with its assets being purchased under the Asset Purchase Agreement.

(j)There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Premises commenced by Seller.

(i)There are no service contracts and, to Seller’s Knowledge, there are no warranties in effect exclusively with respect to any portion of the Real Property.

9.2.3Patriot Act. Neither Seller, nor, to Seller’s actual knowledge, any person or entity owning an interest in Seller or any person or entity providing funds to Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.

9.2.4OFAC. Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person,” and to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).

9.3Intentionally Omitted.

9.4General Provisions.

9.4.1Notice of Breach; Seller’s Right to Cure. If any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect as a result of a circumstance other than a Permitted

Change, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any of Seller’s Warranties are untrue, inaccurate or incorrect (i) as a result of a Permitted Change or (ii) are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed “material” only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed one percent (1%) of the Purchase Price.

9.4.2Survival; Limitation on Seller’s Liability. Seller’s Warranties, with the exception of Seller’s quitclaim covenants contained in the Deed, shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days after Closing (“Survival Period”) and Seller shall only be liable to Buyer hereunder if any of Seller’s Warranties are untrue, inaccurate or incorrect in any material (as defined in Subsection 9.4.1) respect, and became untrue, inaccurate or incorrect as a result of a circumstance other than a Permitted Change and a claim is made by Buyer against Seller with respect thereto on or before expiration of the Survival Period. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 12.14. The provisions of this paragraph shall survive Closing.

9.4.3Mutual Indemnifications.

(a)Subject to the limitations set forth in Subsection 9.4.2 and Section 12.14, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Liabilities resulting from any material (as defined in Subsection 9.4.1) misrepresentation or breach of Seller’s Warranties resulting from an circumstance other than a Permitted Change. The provisions of this paragraph shall survive Closing.

(b)Subject to the limitations set forth in Subsection 9.1.6, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Liabilities resulting from any material misrepresentation or breach of a representation or warranty by Buyer in this Agreement or in any document, certificate, or exhibit given or delivered by Buyer pursuant to or in connection with this Agreement. The provisions of this paragraph shall survive Closing.

ARTICLE 10- COVENANTS

10.1Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1Confidentiality. Buyer acknowledges that the Property Documents furnished by or on behalf of Seller or Seller’s Representatives with respect to the Property have been and will be so furnished on the condition that Buyer maintains the confidentiality thereof, except as otherwise expressly permitted in this Agreement. Accordingly, Buyer shall hold, and shall cause Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (i) the terms of this Agreement, and (ii) any information contained in any Property Documents provided by or on behalf of Seller or Seller’s Representatives. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies all Property

Documents furnished by or on behalf of Seller or Seller’s Representatives without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its affiliates and their employees, directors, members of professional firms serving it or potential lenders, all of whom shall be informed of the confidential nature of such information, and shall agree to be bound by the terms hereof, (b) as any governmental agency may require in order to comply with applicable Laws, and (c) to the extent that such information is a matter of public record or otherwise generally known to or available to the public. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2Buyer’s Indemnity. Buyer shall indemnify, defend, and hold harmless Seller and each of the other Seller Parties from and against any and all Liabilities arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to any claims as a consequence of the mere discovery of any pre-existing conditions or defects at the Property, except to the extent that Buyer or any of Buyer’s Representatives contributes to or exacerbates any such pre-existing condition or defect. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.2Service Contracts. Seller hereby covenants that on or prior to Closing, Seller will have terminated, at Seller’s cost and effective as of the Closing Date, all Contracts other than the Permitted Exceptions, and delivered written confirmation thereof to Buyer at Closing. In all events, all management, leasing and real estate broker agreements shall be terminated on or before the Closing at no cost or liability to Buyer.

10.3Mutual Covenants.

10.3.1Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law or to the extent the information contained in such Release is already in the public record, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable Law or to the extent the information contained in such Release is already in the public record. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2Brokers. Seller represents and warrants to Buyer that it has had no dealings with any real estate broker, agent or finder entitled to a commission in connection with the Transaction or with respect to this Agreement and Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all Liabilities (including without limitation reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming a commission with respect to the Transaction or this Agreement as a result of its dealings with Seller. Buyer represents and warrants to Seller that it has had no dealings with any real estate broker, agent or finder entitled to a commission in connection with the Transaction or with respect to this Agreement and Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming a commission with respect to the Transaction or this Agreement as a result of its dealings with Buyer. The provisions of this paragraph shall survive the Closing or any termination of this Agreement.

10.3.3Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable with respect to all Tax Years prior to the Closing Tax Year. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable for the Closing Tax Year and during all Tax Years subsequent to and including the Closing Tax Year.

10.3.4Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - DEFAULT

11.1To Seller’s Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are untrue in any material respect in the aggregate, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for ten (10) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller shall have the right, to elect, as its sole and exclusive remedy, to: (a) terminate this Agreement by written notice to Buyer, in which event neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction. As a condition precedent to Seller exercising any right it may have to bring an action for specific performance hereunder, Seller must commence such an action within ninety (90) days after the scheduled date for Closing. Seller agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. Seller agrees the remedies provided to it under this Section shall be Seller’s sole and exclusive remedy in the event of the occurrence of any circumstance set forth in subsections (i), (ii) or (iii) on or before the Closing Date and hereby waives and relinquishes any and all other remedies available to it in law or in equity, provided the foregoing is not intended to limit Buyer’s indemnification obligations under this Agreement or its obligations under Section 12.18 below.

11.2To Buyer’s Obligations. If, at the Closing, (a) (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s representations or warranties are untrue in any material respect (as defined in Subsection 9.4.1) in the aggregate, subject to any Permitted Change, as a result of a result of fraud or an intentional misrepresentation made by Seller and (b) any such failure or breach is not cured by Seller within ten (10) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, and Closing fails to occur by reason of such failure or breach, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to: (a) terminate this Agreement by written notice to Seller, in which event neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement; (b) waive the condition and proceed to close the Transaction; or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within one hundred twenty (120) days after the scheduled date for Closing. Buyer agrees that its failure to timely commence such an action for specific performance within such one hundred twenty (120) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. Buyers agrees the remedies provided to it under this Section shall be Buyer’s sole and exclusive remedy in the event of the occurrence of any circumstance set forth in subsection (a) on or before the Closing Date and hereby waives and relinquishes any and all other remedies available to it in law or in equity, provided the foregoing is not intended to limit Seller’s obligations under Section 12.18 below.

ARTICLE 12 - MISCELLANEOUS

12.1Assignment. Except as set forth in Section 12.19 below, Buyer shall not have the right to assign this Agreement, provided, however, that Buyer shall be entitled to assign this Agreement and its rights hereunder at least three (3) Business Days prior to Closing to a single purpose entity owned and controlled by Buyer (“Assignee”). In the event of such an assignment of this Agreement to Assignee, (a) Buyer shall notify Seller promptly and (b) Buyer and Assignee shall be jointly and severally liable under this Agreement from and after such assignment.

12.2Designation Agreement. Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) requires an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent shall be the “Reporting Person” as hereinafter provided; Escrow Agent is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)Seller shall furnish to Escrow Agent its correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by Law.

(d)Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

12.3Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

12.4Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

12.5Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California.

12.6Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

12.7Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.8Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

12.9Notices. Any notice, request, demand, consent, approval and other communication under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by email (provided that the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) Business Day of such email) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to the Seller, to:	Force 1730 Eastridge, LLC
c/o Calavo Growers, Inc.
1141-A Cummings Road
Santa Paula, CA 93060
Attention: Legal Department
Email: legal@calavo.com

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St.., 43rd Floor
Los Angeles CA, 90071
Attention: Michael R. Leake, Esq., Rabia P. Chaudhry,
Esq. and Rambod Peykar, Esq.
Email: mleake@sheppardmullin.com,
rchaudhry@sheppardmullin.com and
rpeykar@sheppardmullin.com

If to Buyer, to:	Mid-Eastern West LLC
500 West Elmer Road
Vineland, NJ 08360
Attention: Salvatore Pipitone, Jr.
Email: spipitone@fsfreshfoods.com

with a copy to:	Cooper Levenson, P.A.
1125 Atlantic Avenue, 3rd Floor
Atlantic City, NJ 08401

Attention: Robert E. Salad, Esquire
Email: rsalad@cooperlevenson.com

12.10Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

12.11No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2.

12.12Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional Liability or cost to such party.

12.13Construction. The parties acknowledge that each party and its counsel have reviewed and revised and participated equally in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

12.14Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith: (i) the maximum aggregate Liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a timely claim is made by Buyer) shall not exceed one percent (1%) of the Purchase Price; and (ii) Seller shall not have any obligation or Liability in connection with the Transaction, the Property, under this Agreement or under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a timely claim is made by Buyer) unless the valid claim under the same collectively in the aggregate amounts to more than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). The provisions of this Section 12.14 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

12.15Time of The Essence. Time is of the essence with respect to this Agreement.

12.16Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

12.17Electronic Signatures. Handwritten signatures to this Agreement transmitted by electronic transmission (for example, through use of a Portable Document Format or “.pdf” file) or signatures executed by electronic means (e.g., DocuSign, PDFSign, etc.) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted handwritten signature and shall accept the electronically transmitted handwritten signature of the other party to this Agreement.

12.18Prevailing Parties. If a party to this Agreement shall bring any action, suit, counterclaim, appeal or other proceeding against the other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action. Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in obtaining and enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party. For purposes of this Section 12.18, attorneys’ fees shall include, without limitation, fees incurred in connection with (i) post judgment motions and collection actions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examination, (iv) discovery and (v) bankruptcy litigation. The terms of this Section 12.18 shall survive Closing or any earlier termination of this Agreement.

12.191031 Exchange. Either Seller or Buyer may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code; Seller acknowledges Buyer intends to complete the sale and purchase contemplated by this Agreement as a reverse Exchange. Any such Exchange by Seller or Buyer shall be subject to the following conditions: (a) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the other party had the exchanging party not consummated the Transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

12.20Submission Not an Offer. The submission of this Agreement to any Seller shall not be construed as an offer, nor shall Buyer have any rights with respect thereto, unless and until Seller shall execute a copy of this Agreement and deliver the same to Buyer.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

FORCE 1730 EASTRIDGE LLC,
a California limited liability company
By:	Calavo Growers, Inc., its Manager

	By:	/s/ Shawn Munsell
	Name:	Shawn Munsell
	Title:	Chief Financial Officer

BUYER:

MID-EASTERN WEST LLC,
a California limited liability company

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

FORCE 1730 EASTRIDGE LLC,
a California limited liability company
By:	Calavo Growers, Inc., its Manager

By:
Name:
Title:

BUYER:

MID-EASTERN WEST LLC,
a California limited liability company

By:	/s/ Salvatore Pipitone, Jr.
	Name:	Salvatore Pipitone, Jr.
	Title:	President

[Signature Page to Purchase and Sale Agreement]

ESCROW RECEIPT TO
PURCHASE AND SALE AGREEMENT

The undersigned, as Escrow Agent, hereby acknowledges receipt of the foregoing Purchase and Sale Agreement, accepts said escrow account in accordance with the terms thereof, and agrees to carry out the terms thereof and the escrow instructions contained therein and hold and dispose of the funds and documents deposited in said escrow account in accordance with such instructions. First American is acting as escrow agent for the real estate only. Funds disbursements relating to the Asset purchase is an accommodation.

FIRST AMERICAN TITLE INSURANCE COMPANY

		By:	/s/ Melanie Chiorello
Date:	August 15, 2024	Name:	Melanie Chiorello
		Title:	VP/NJ Area Manager

[Escrow Receipt to Purchase and Sale Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Real property in the City of Riverside, County of Riverside, State of California, described as follows:

APN: 263-290-078

Common Address: 1730 Eastridge Avenue Riverside, CA

PARCEL 1:

PARCEL “A” OF LOT LINE ADJUSTMENT NO. P07-1258, RECORDED APRIL 08, 2008 AS INSTRUMENT NO. 2008-0173915 OF OFFICIAL RECORDS BEING DESCRIBED AS FOLLOWS:

BEING A PORTION OF PARCELS 5 AND 7 OF PARCEL MAP 33246 AS SHOWN BY MAP ON FILE IN BOOK 220, PAGES 11 THROUGH 17 INCLUSIVE OF PARCEL MAPS, AS AMENDED BY CERTIFICATE OF CORRECTION RECORDED DECEMBER 10, 2010 AS DOCUMENT NO. 20100592325, RECORDS OF RIVERSIDE COUNTY, CALIFORNIA, LOCATED IN SECTION 4, TOWNSHIP 3 SOUTH, RANGE 4 WEST OF THE SAN BERNARDINO BASE AND MERIDIAN, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF PARCEL 5 SAID POINT BEING ON THE NORTHERLY LINE OF EASTRIDGE AVENUE BEING 53 FEET HALF WIDTH AS SHOWN ON SAID PARCEL MAP 33246;

THENCE NORTH 00° 09’ 20” WEST ALONG THE WESTERLY LINE OF PARCEL 5, A DISTANCE OF 678.04 FEET TO THE NORTHWESTERLY CORNER OF PARCEL 5;

THENCE NORTH 89° 50’ 40” EAST ALONG THE NORTHERLY LINE OF PARCEL 5, A DISTANCE OF 408.00 FEET TO THE NORTHEASTERLY CORNER OF PARCEL 5;

THENCE NORTH 00° 09’ 20” WEST ALONG THE WEST LINE OF PARCEL 7, A DISTANT OF 111.76 FEET TO A POINT 50.00 FEET SOUTH 00° 09’ 20” EAST OF THE NORTHWESTERLY CORNER OF SAID PARCEL 7;

THENCE NORTH 89° 50’ 40” EAST AND PARALLEL WITH THE NORTH LINE OF PARCEL 7, A DISTANCE OF 237.41 FEET;

THENCE SOUTH 00° 09’ 20” EAST AND PARALLEL WITH THE WEST LINE OF PARCEL 7, A DISTANCE OF 787.46 FEET TO A POINT ON THE NORTHERLY LINE OF SAID EASTRIDGE AVENUE BEING A VARIABLE WIDTH, SAID POINT BEING 46.75 FEET SOUTH 89° 56’ 58” WEST OF THE INTERSECTION OF SAID NORTH LINE OF EASTRIDGE AVENUE AND THE NORTHERLY LINE OF THE METROPOLITAN WATER DISTRICT RIGHT-OF-WAY BEING 80.00 FEET WIDE;

THENCE SOUTH 89° 56’ 58” WEST ALONG THE NORTHERLY LINE OF EASTRIDGE AVENUE A DISTANCE OF 58.79 FEET TO AN ANGLE POINT IN THE NORTHERLY LINE OF EASTRIDGE AVENUE;

THENCE SOUTH 89° 36’ 20” WEST CONTINUING ALONG THE NORTHERLY LINE OF EASTRIDGE AVENUE, A DISTANCE OF 586.62 FEET TO THE POINT OF BEGINNING.

EXHIBIT A

EXCEPTING THEREFROM A PORTION OF LAND CONVEYED TO WESTERN MUNICIPAL WATER DISTRICT OF RIVERSIDE COUNTY, A PUBLIC AGENCY FROM GRANT DEED RECORDED AUGUST 27, 2009 AS INSTRUMENT NO. 2009-0447561 OF OFFICIAL RECORDS.

PARCEL 2:

NON EXCLUSIVE EASEMENTS FOR INGRESS, EGRESS, DRAINAGE, STORM DRAIN PURPOSES AS SET FORTH AND DEFINED IN SECTIONS 3.1 AND 3.2 OF THAT CERTAIN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR INGRESS, EGRESS, DRAINAGE AND STORM DRAIN PURPOSES DATED DECEMBER 26, 2008, RECORDED DECEMBER 26, 2008 AS INSTRUMENT NO. 2008-673233 OF OFFICIAL RECORDS.

EXHIBIT A

EXHIBIT B1

FORM OF GRANT DEED

RECORDING REQUESTED BY,
WHEN RECORDED MAIL TO AND
MAIL TAX STATEMENTS TO:

APN: 263-290-078	SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE
TRA 009-053

First American Escrow Order No. NCS-1203735-NJ

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES THAT DOCUMENTARY TRANSFER TAX IS $                        ; COUNTY TRANSFER TAX $                ; CITY TRANSFER TAX $                   .

[X] computed on full value of property conveyed, or

[ ] computed on full value less value of liens or encumbrances remaining at time of sale.

[ ] unincorporated area [X] City of Riverside, AND

FOR VALUE RECEIVED, FORCE 1730 EASTRIDGE LLC, a California limited liability company (“Grantor”), hereby GRANTS to MID-EASTERN WEST LLC, a California limited liability company, all that certain real property situated in the City of Riverside, County of Riverside, State of California, described on EXHIBIT A attached hereto and by this reference incorporated herein together with all of Grantor’s right, title and interest, if any and to the extent assignable, to all privileges, easements, appurtenances, rights-of-way and hereditaments appertaining to the same. This conveyance is made subject to: (a) applicable zoning and building ordinances and land use regulations; (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record; (c) such state of facts as would be disclosed by a physical inspection of the real property of the nature of inspection which would be conducted in a survey of the real property; and (d) the lien of taxes and assessments not yet due and payable.

Dated:                          , 2024

1  Note to Draft: Changes to Grant Deed pending review and confirmation by lender’s counsel and title company.

EXHIBIT B

[SIGNATURE ON FOLLOWING PAGE]

EXHIBIT B

IN WITNESS WHEREOF, the undersigned hereby execute(s) this instrument effective as of the date set forth above.

GRANTOR:

FORCE 1730 EASTRIDGE LLC,
a California limited liability company
By:	Calavo Growers, Inc., its Manager

By:
	Name:	Shawn Munsell
	Title:	Chief Financial Officer

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
)ss
County of	)

On                                , 2024, before me,                                               , a Notary Public, personally appeared SHAWN MUNSELL, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT B

EXHIBIT A TO GRANT DEED

LEGAL DESCRIPTION OF PROPERTY

Real property in the City of Riverside, County of Riverside, State of California, described as follows:

APN: 263-290-078

Common Address: 1730 Eastridge Avenue Riverside, CA

PARCEL 1:

PARCEL “A” OF LOT LINE ADJUSTMENT NO. P07-1258, RECORDED APRIL 08, 2008 AS INSTRUMENT NO. 2008-0173915 OF OFFICIAL RECORDS BEING DESCRIBED AS FOLLOWS:

BEING A PORTION OF PARCELS 5 AND 7 OF PARCEL MAP 33246 AS SHOWN BY MAP ON FILE IN BOOK 220, PAGES 11 THROUGH 17 INCLUSIVE OF PARCEL MAPS, AS AMENDED BY CERTIFICATE OF CORRECTION RECORDED DECEMBER 10, 2010 AS DOCUMENT NO. 20100592325, RECORDS OF RIVERSIDE COUNTY, CALIFORNIA, LOCATED IN SECTION 4, TOWNSHIP 3 SOUTH, RANGE 4 WEST OF THE SAN BERNARDINO BASE AND MERIDIAN, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF PARCEL 5 SAID POINT BEING ON THE NORTHERLY LINE OF EASTRIDGE AVENUE BEING 53 FEET HALF WIDTH AS SHOWN ON SAID PARCEL MAP 33246;

THENCE NORTH 00° 09’ 20” WEST ALONG THE WESTERLY LINE OF PARCEL 5, A DISTANCE OF 678.04 FEET TO THE NORTHWESTERLY CORNER OF PARCEL 5;

THENCE NORTH 89° 50’ 40” EAST ALONG THE NORTHERLY LINE OF PARCEL 5, A DISTANCE OF 408.00 FEET TO THE NORTHEASTERLY CORNER OF PARCEL 5;

THENCE NORTH 00° 09’ 20” WEST ALONG THE WEST LINE OF PARCEL 7, A DISTANCE OF 111.76 FEET TO A POINT 50.00 FEET SOUTH 00° 09’ 20” EAST OF THE NORTHWESTERLY CORNER OF SAID PARCEL 7;

THENCE NORTH 89° 50’ 40” EAST AND PARALLEL WITH THE NORTH LINE OF PARCEL 7, A DISTANCE OF 237.41 FEET;

THENCE SOUTH 00° 09’ 20” EAST AND PARALLEL WITH THE WEST LINE OF PARCEL 7, A DISTANCE OF 787.46 FEET TO A POINT ON THE NORTHERLY LINE OF SAID EASTRIDGE AVENUE BEING A VARIABLE WIDTH, SAID POINT BEING 46.75 FEET SOUTH 89° 56’ 58” WEST OF THE INTERSECTION OF SAID NORTH LINE OF EASTRIDGE AVENUE AND THE NORTHERLY LINE OF THE METROPOLITAN WATER DISTRICT RIGHT-OF-WAY BEING 80.00 FEET WIDE;

THENCE SOUTH 89° 56’ 58” WEST ALONG THE NORTHERLY LINE OF EASTRIDGE AVENUE A DISTANCE OF 58.79 FEET TO AN ANGLE POINT IN THE NORTHERLY LINE OF EASTRIDGE AVENUE;

THENCE SOUTH 89° 36’ 20” WEST CONTINUING ALONG THE NORTHERLY LINE OF EASTRIDGE AVENUE, A DISTANCE OF 586.62 FEET TO THE POINT OF BEGINNING.

EXHIBIT B

EXCEPTING THEREFROM A PORTION OF LAND CONVEYED TO WESTERN MUNICIPAL WATER DISTRICT OF RIVERSIDE COUNTY, A PUBLIC AGENCY FROM GRANT DEED RECORDED AUGUST 27, 2009 AS INSTRUMENT NO. 2009-0447561 OF OFFICIAL RECORDS.

PARCEL 2:

NON EXCLUSIVE EASEMENTS FOR INGRESS, EGRESS, DRAINAGE, STORM DRAIN PURPOSES AS SET FORTH AND DEFINED IN SECTIONS 3.1 AND 3.2 OF THAT CERTAIN DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR INGRESS, EGRESS, DRAINAGE AND STORM DRAIN PURPOSES DATED DECEMBER 26, 2008, RECORDED DECEMBER 26, 2008 AS INSTRUMENT NO. 2008-673233 OF OFFICIAL RECORDS.

EXHIBIT B

EXHIBIT C

FORM OF SELLER’S NON-FOREIGN CERTIFICATE

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including Code Section 1445), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform MID-EASTERN WEST LLC (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by FORCE 1730 EASTRIDGE LLC, a California limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations promulgated thereunder).

2.Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.1445- 2(b)(2)(iii).

3.Transferor’s United States employer identification number is                         ; and

4.Transferor’s office address is:                                                                                 .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[***Signature page follows***]

EXHIBIT C

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated                                    , 2024

TRANSFEROR:

FORCE 1730 EASTRIDGE LLC,
a California limited liability company
By:	Calavo Growers, Inc., its Manager

EXHIBIT ONLY – DO NOT SIGN

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

PROPERTY DOCUMENTS

1.	Existing Owner’s Title Policy
2.	Existing Title Report/Commitment
3.	Existing ALTA Survey
4.	Service Contracts
5.	Utility Bills for prior 3 months
6.	Property Tax Bills (Current year and previous 2 years)
7.	Property Insurance Certificates
8.	Existing Phase I Environmental Report
9.	Insurance Loss History Information prior 3 years

EXHIBIT D

EXHIBIT E2

TITLE AFFIDAVIT

The undersigned hereby declares as follows:

1.

The undersigned (“Owner”) is the owner of certain premises (the “Property”) located at 1730 Eastridge Avenue, Riverside, CA 92507, and more particularly described as follows: See Title Commitment No. NCS-1203735-NJ for full legal description.

2.

No work which could give rise to any mechanics’ liens being recorded against the Property has been performed on the Property during the ninety (90) days prior to the date hereof, except as follows: NONE.

3.	Owner has not previously (i) conveyed the Property or (ii) filed a petition in bankruptcy.
4.	There are no tenants of the Property pursuant to leases or other occupancy agreements executed or assumed in writing by Owner.
5.	Owner has not entered into any agreement granting any outstanding options to purchase or rights of first refusal to purchase affecting the Property.
6.

To Owner’s knowledge: the covenants and restrictions, if any, shown in the Commitment have not been violated by the erection of the improvements on the Property or the use of the Property, and there are no known facts which would cause such violation, nor has Owner received any notices of any violations thereof.

This declaration is made with the intention that First American Title Insurance Company (the “Company”) and its policy issuing agents will rely upon it in issuing an owner’s title policy to Mid-Eastern West LLC, in connection with the closing of the above-referenced escrow (collectively, the “Title Policy”).

Owner agrees to indemnify the Company for loss or damage (including reasonable attorneys’ fees, expenses, and costs) incurred under the Title Policy by the Company solely as a direct result of (a) the Company’s reliance on any untrue statement made herein, and (b) any defects, liens, encumbrances, adverse claims or other matters arising from the acts or omissions of Owner and first appearing in the public record or attaching subsequent to (i) the effective date of the title report for the Property received by Title Company on the Closing Date or (ii) the date funds are disbursed from escrow in connection with the transaction being insured by the Title Policy, but prior to the date the documents creating the interest or interests being insured under the Title Policy are properly recorded.

[Next page is signature page]

2 Note to Draft: Changes to Title Affidavit pending review and confirmation by lender’s counsel and title company.

EXHIBIT E

The undersigned declares that the foregoing is true and correct as of this                    day of                      , 2024.

OWNER:
FORCE 1730 EASTRIDGE LLC,
a California limited liability company
By:	Calavo Growers, Inc., its Manager

By:
	Name:	Shawn Munsell
	Title:	Chief Financial Officer

EXHIBIT E

EXHIBIT F

ASSET PURCHASE AGREEMENT

[attached behind]

EXHIBIT F

Execution Version

ASSET PURCHASE AGREEMENT

by and among

CALAVO GROWERS, INC.,

THE OTHER SELLER PARTIES IDENTIFIED HEREIN,

F & S PRODUCE CO., INC.

and

F&S PRODUCE WEST LLC

August 15, 2024

-i-

-ii-

-iii-

EXHIBITS

Exhibit A	Facility Purchase Agreement
Exhibit B	Bill of Sale
Exhibit C	Purchased Assets Assignment Agreement
Exhibit D	Trademark Assignment
Exhibit E	Domain Name Assignment
Exhibit F	Transition Services Agreement
Exhibit G	Non-Continuing RFG Employees Severance Policy

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 15, 2024, by and among F & S Produce Co., Inc., a New Jersey corporation (“F&S”), and F&S Produce West LLC, a Delaware limited liability company and a wholly-owned subsidiary of F&S (“Buyer”), on the one hand, and Calavo Growers, Inc., a California corporation (“Seller”), and the other parties identified as “Seller Parties” on the signature pages hereto (together with Seller, each a “Seller Party” and collectively, the “Seller Parties”), on the other hand. F&S, Buyer and the Seller Parties are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Other capitalized terms used in this Agreement and not otherwise defined are defined in Article 1.

RECITALS

WHEREAS the Seller Parties are collectively engaged in the RFG Business;

WHEREAS, in addition to Seller, the Seller Parties include Renaissance Food Group, LLC, a Delaware limited liability company (“RFG”), GH Foods CA, LLC, a California limited liability company (“GH Foods”), GHSW, LLC, a Texas limited liability company, GHGA, LLC, a Delaware limited liability company, and GHNW, LLC, a Delaware limited liability company;

WHEREAS, Buyer desires to purchase and acquire from the applicable Seller Parties certain assets of the Seller Parties Related to the RFG Business (other than the Excluded Assets) and the RFG Business as a going concern, and to assume certain specified Liabilities of the Seller Parties related to the RFG Business as set forth herein, and the Seller Parties desire to sell such assets to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the transactions contemplated herein, Mid-Eastern West LLC, a California limited liability company and an Affiliate of Buyer (the “Facility Buyer”) has entered into that certain Real Estate Purchase and Sale Agreement (the “Facility Purchase Agreement,” a copy of which is attached hereto as Exhibit A) with Force 1730 Eastridge, LLC, a California limited liability company (the “Facility Owner”), to purchase the real property located at 1730 Eastridge Ave, Riverside, CA 92507 (the “RFG Facility”); and

WHEREAS, also in conjunction with the transactions contemplated herein, Buyer is assuming leasehold interests in certain real property and related improvements (collectively, the “RFG Leased Facilities”) leased by certain of the Seller Parties and used in the RFG Business (the “RFG Leases”), pursuant to leasehold assignment and assumption agreements and related documents between Buyer and the applicable Seller Parties who are the lessees under the RFG Leases.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings specified in this Article 1:

“Accrued Amounts” has the meaning set forth in Section 6.6(b)(i) hereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, “Affiliates” shall not include shareholders of Seller who report their holdings on Schedule 13G promulgated under the Securities Exchange Act of 1934, as amended.

“Agreed Accounting Principles” means GAAP applied using accounting methods, practices, principles, policies and procedures with consistent classifications, judgments and valuation and estimation that were used in the preparation of the Year-End Financial Statements.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 3.5 hereof.

“Assigned Contracts” has the meaning set forth in Section 2.1(c) hereof.

“Assigned Permits” has the meaning set forth in Section 2.1(d) hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Base Purchase Price” has the meaning set forth in Section 3.2(a) hereof.

“Basket Amount” has the meaning set forth in Section 7.3(a) hereof.

“Bill of Sale” has the meaning set forth in Section 3.6(a) hereof.

“Books and Records” has the meaning set forth in Section 2.1(j) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 7.3(b) hereof.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.1 hereof.

“Buyer-Related Document” has the meaning set forth in Section 5.2 hereof.

“Buyer Releasees” has the meaning set forth in Section 6.12(b) hereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and all regulations and guidance issued by any Taxing Authority or Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601 et seq., as amended.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Closing Working Capital” means (a) the Current Assets less (b) the Current Liabilities, in each case as of the Effective Time, without duplication, and as determined in accordance with the Agreed Accounting Principles but disregarding any changes in such Closing Working Capital between the Closing and the Effective Time as a result of (i) actions taken at the direction of Buyer and/or F&S outside the ordinary course or (ii) purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.

“Closing Working Capital Collar Range” means any amount that is both (i) greater than or equal to the Closing Working Capital Lower Target and (ii) less than or equal to the Closing Working Capital Upper Target.

“Closing Working Capital Lower Target” means $17,000,000.00.

“Closing Working Capital Upper Target” means $19,000,000.00.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means consent, approval, waiver, license, permit, franchise, authorization or other legally required permission.

“Continuing Employees” has the meaning set forth in Section 6.6(d) hereof.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding (excluding any RFG Employee Plan, any purchase orders, invoices or sales quotes) and which has not been terminated or expired in accordance with its terms.

“Copyrights” has the meaning set forth in the definition of “Proprietary Rights.”

“Current Assets” means the current assets of the Seller Parties included in the Purchased Assets, including, without limitation, RFG Accounts Receivable and RFG Inventory and, solely to the extent included in the Purchased Assets, other assets commonly classified as current assets in accordance with GAAP, specifically excluding all tax credits that shall have accrued as of the Closing Date in the State of Georgia (the “Georgia Tax Credits”); provided, however, that for the purposes of this Agreement, Current Assets shall not include cash and cash equivalents or marketable securities and other short-term investments.

“Current Liabilities” means the current Liabilities of the Seller Parties included in the Assumed Liabilities.  Current Liabilities expressly excludes any liability included in Seller Indebtedness or Seller Transaction Expenses.

“Damages” means any losses, Liabilities, Judgements, costs, fees (including reasonable attorneys’ and accountants’ fees and expenses), damages, deficiencies, penalties and fines, whether or not involving a Third Party (including interest and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement of any of the foregoing) but, notwithstanding the foregoing, shall not include any (a) consequential, indirect, incidental, special, unforeseen, exemplary or punitive damages, including diminution of value, lost profits, lost revenues, business interruption, loss of business reputation or opportunity or any damages based on any type of multiple and (b) any overhead, overtime or other employee-related expenses or internal cost.

“Deposits” has the meaning set forth in Section 2.1(f) hereof.

“Direct Claim” has the meaning set forth in Section 7.5(d) hereof.

“Disclosure Schedules” has the meaning set forth in Section 8.13(a) hereof.

“Disputed Amounts” has the meaning set forth in Section 3.4(e)(i) hereof.

“Dollars” and “$” means dollars of the United States of America.

“Domain Name Assignment” has the meaning set forth in Section 3.6(e) hereof.

“Effective Time” means 12:01 a.m. Pacific Time on day immediately after the Closing Date.

“Electronic Data Room” means the electronic data room established by the Seller Parties or any Affiliate thereof in connection with the Transactions.

“Encumbrances” means any and all liens (statutory or other), transfer restrictions, security interests, mortgages, deeds of trust, encumbrances, pledges, easements, rights-of-way, equitable interests, servitudes, encroachments, rights of first refusal, and title defects.

“Environmental Laws” means any applicable Law or Judgement of any Governmental Authority existing as of the Closing Date relating to pollution or contamination or the protection of human health, safety or the environment from Hazardous Substances including: (a) all matters pertaining to reporting, exposure to, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; (b) natural resources or natural resource damages; and (c) all matters pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 4.26(b) hereof.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership, limited liability company or membership interest, unit of participation, equity security or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization or entity that is a member of a controlled group of organizations or entities within the meaning of Section 414(b), (c), (m) or (o) of the Code, of which any Seller Party is a member.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.3 hereof.

“Estimated Closing Cash Consideration” has the meaning set forth in Section 3.2(b) hereof.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(b) hereof.

“Estimated Closing Working Capital” means the Closing Working Capital estimated by Seller as of the Effective Time and reflected on the Estimated Closing Statement.

“Excluded Assets” has the meaning set forth in Section 2.2 hereof.

“Existing Employee Agreements” has the meaning set forth in Section 4.25(a)(xix) hereof.

“F&S” has the meaning set forth in the introductory paragraph of this Agreement.

“Facility Buyer” has the meaning set forth in the Recitals to this Agreement.

“Facility Owner” has the meaning set forth in the Recitals to this Agreement.

“Facility Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Filing” means any registration, declaration, notice, report, submission or other filing.

“Final Closing Balance Sheet” has the meaning set forth in Section 3.4(a)(i) hereof.

“Final Closing Cash Consideration” has the meaning set forth in Section 3.4(h) hereof.

“Final Closing Statement” has the meaning set forth in Section 3.4(a)(i) hereof.

“Final Closing Working Capital” means the Closing Working Capital as of the Effective Time as finally determined pursuant to Section 3.4 and reflected on the Final Closing Statement.

“Financial Statements” has the meaning set forth in Section 4.8(a) hereof.

“Fixed Asset Register” has the meaning set forth in Section 2.1(a) hereof.

“Fixtures and Improvements” has the meaning set forth in Section 2.1(a) hereof.

“Fraud” means common law fraud under Delaware Law committed by a Party with respect to the representations and warranties made in Article 4 or Article 5 (as modified by the Disclosure Schedules); provided, that, such fraud shall only be deemed to exist if in the case of a Seller Party, a person listed in the definition of “Knowledge of Seller,” in each case, committed such fraud under Delaware Law with respect to the representations and warranties made in Article 4.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Georgia Tax Credits” has the meaning set forth in the definition of “Current Assets.”

“GH Foods” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any court, tribunal or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Guarantee” means any guarantee, suretyship, letter of comfort or other similar assurance, security or right of set off given or undertaken by a Person (whether directly or by way of counter indemnity) to secure or support the obligations (actual or contingent) of any Third Party.

“Hazardous Substance” means any (a) toxic, hazardous, extremely hazardous, infectious, explosive, corrosive, carcinogenic, mutagenic, sanitary, solid or radioactive waste, or otherwise hazardous substance, waste or material, (b) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, emerging contaminants, per and polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls or radon gas, (c) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “extraordinarily hazardous substances,” “solid wastes,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, and (d) any other chemical, pollutant, waste, material or substance that is regulated by or to which Liability or standards of conduct may be imposed under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 7.5 hereof.

“Indemnifying Party” has the meaning set forth in Section 7.5 hereof.

“Indemnity Amount” has the meaning set forth in Section 7.6 hereof.

“Independent Accountants” has the meaning set forth in Section 3.4(e)(i) hereof.

“Independent Contractor” has the meaning set forth in Section 4.21 hereof.

“Insurance Policies” has the meaning set forth in Section 4.29 hereof.

“Interim Balance Sheet” has the meaning set forth in Section 4.8(b) hereof.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.8(b) hereof.

“IRS” means Internal Revenue Service.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement with, in each case, any Governmental Authority (in each case whether temporary, preliminary or permanent).

“Knowledge of Seller” as used in this Agreement, “to the Knowledge of Seller,” “Seller’s Knowledge,” “Seller has no Knowledge” and similar phrases means the actual knowledge (without any duty of inquiry) of any of Shawn Munsell, Paul Harrison, Jordan Winder, James Daniel Gibson and Lee Cole.

“Law” means any applicable foreign or domestic federal, state and local law, statute, ordinance, rule and regulation and judicial and administrative decision of any Governmental Authority.

“Leased Personal Property” has the meaning set forth in Section 2.1(c) hereof.

“Leasehold Assignment Documents” has the meaning set forth in Section 3.6(c) hereof.

“Liabilities” means any liabilities or obligations, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

“Material Contract” has the meaning set forth in Section 4.25(a) hereof.

“Material Customer” has the meaning set forth in Section 4.24 hereof.

“Material Supplier” has the meaning set forth in Section 4.24 hereof.

“Neutral Accounting Expert” has the meaning set forth in Section 3.4(e)(i) hereof.

“Non-Continuing RFG Employees” has the meaning set forth in Section 6.6(b)(iv) hereof.

“Order” means any award, decision, injunction, decree, Consent decree, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means in accordance with the Seller Parties’ historical and customary day-to-day practices with respect to the activity in question as it relates to the RFG Business.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, operating agreement, deed or declaration of trust, or similar governing documents, as amended.

“Paid CER Capex” means the total amount paid by the Seller Parties prior to the Closing with respect to the approved capital expenditures set forth on Schedule A.

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Patents” has the meaning set forth in the definition of “Proprietary Rights.”

“Permit” means any license, certificate, authorization, Consent, permit, permit application, qualification, approval, registration, provider number or other authorization of a Seller Party from any Governmental Authority or industry standards organization.

“Permitted Encumbrances” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Encumbrances or other similar Encumbrances arising or incurred in the Ordinary Course of Business, (b) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Proceedings, (c) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the RFG Business, (ii) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the RFG Business, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property and (iv) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto, (d) Encumbrances incurred in the Ordinary Course of Business that would not materially impair the value of the Purchased Assets, (e) Encumbrances to lenders incurred in deposits made in the Ordinary Course of Business in connection with maintaining bank accounts, (f) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature; (g) Encumbrances created by this Agreement or any of the Transaction Documents, or in connection with the Transactions by Buyer and/or F&S, (h) liens imposed under capitalized leases (whether treated as such by the applicable Seller Party or required to be treated as such in accordance with GAAP), (i) except in the case of real property,

Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties, and (j) liens imposed under operating leases.

“Person” means a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity.

“Personal Property” has the meaning set forth in Section 2.1(a) hereof.

“Personal Property Leases” has the meaning set forth in Section 2.1(c) hereof.

“Planned CapEx Projects” has the meaning set forth in Section 4.5(b) hereof.

“Post-Closing Adjustment” has the meaning set forth in Section 3.4(i) hereof.

“Post-Closing Employee Liabilities” has the meaning set forth in Section 6.6(b)(i) hereof.

“Post-Closing Period” has the meaning set forth in Section 3.4(a)(i) hereof.

“Post-Closing Severance Obligation” has the meaning set forth in Section 6.6(b)(iv) hereof.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any action, arbitration, written charge, written claim, written complaint, challenge, dispute, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and re-examinations thereof, any patents and patent applications claiming priority from any of the foregoing, and all proprietary rights associated therewith (collectively, “Patents”); (b) common law and registered trademarks, service marks, trade dress, trade names, brand names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet address and domain names, social media accounts, and pending registrations and applications therefor, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) registered and unregistered copyrights and copyrightable works and pending registrations and applications therefor and all other rights associated with the foregoing and the underlying works of authorship (collectively, “Copyrights”); (d) trade secrets and confidential information (including without limitation inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (e) computer software and software systems (including without limitation data, source code and object code, databases and related documentation); (f) product marketing materials, listings, clearances, approvals, and licenses; (g) all telephone numbers, telephone and advertising listings; and (h) all other ideas, inventions, designs, drawings, manufacturing, operating and other specifications, technical data and information.

“Publicly Available Software” means: (a) any software that contains, or is derived in any manner in whole or in part from, any software that is distributed as free software, open source software (e.g. Linux) or under similar licensing or distribution models; (b) any software that requires as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed fin source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Source License (SISL); and (G) the Apache Software License.

“Purchase Price” has the meaning set forth in Section 3.2(a) hereof.

“Purchase Price Allocation Methodology” has the meaning set forth in Section 3.5 hereof.

“Purchased Assets” has the meaning set forth in Section 2.1 hereof.

“Purchased Assets Assignment Agreement” has the meaning set forth in Section 3.6(b) hereof.

“Registered Intellectual Property” means all Patents, Trademarks and Copyrights of Seller which are registered, or for which applications for registration or issuance have been filed with, the United States Patent and Trademark Office, the United States Library of Congress or another Governmental Authority.

“Relating to the RFG Business” or “Relates to the RFG Business” or “Related to the RFG Business” shall mean used exclusively in connection with the operation or conduct of the RFG Business as presently conducted.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the air, surface water, groundwater or land.

“Relevant Date” means January 1, 2023.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 3.4(d) hereof.

“Restricted Area” means the United States and Canada and any country in which Seller has made a sale since the Relevant Date.

“Restricted Event” means, solely with respect to the RFG Business: (i) except in the Ordinary Course of Business or pursuant to existing Contracts, paying any bonus to or increasing the salary or other compensation of any RFG Employee; (ii) adopting or increasing payments to or benefits to any RFG Employee under any RFG Employee Plan (except as required under applicable Law); (iii) incurring or suffering any labor dispute or disturbance, other than routine individual grievances that are not material to the RFG Business; (iv) entering into, terminating or receiving written notice of termination of any Permit or Contract that involves a total remaining commitment of more than Twenty-Five Thousand Dollars ($25,000.00); (v) selling, leasing, licensing or otherwise disposing of any material asset, or incurring or suffering any Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset except in the Ordinary Course of Business; (vi) canceling or waiving any claim or right, or writing down or writing off any RFG Accounts Receivable except in the Ordinary Course of Business; (vii) changing any accounting method or principle (except as required under applicable Law); (viii) incurring or suffering material damage to or destruction or loss of any of any Purchased Asset, whether or not covered by an Insurance Policy; (ix) other than in the Ordinary Course of Business or in connection with good faith disputes, failing to timely pay any supplier or other creditor when due; (x) licensing, selling or transferring any Seller Intellectual Property other than in the Ordinary Course of Business; (xi) amending or modifying any Material Contract or entering into any Material Contract; (xii) granting, conveying or entering into, any easement, lease, license or other legal or beneficial interest in or to the RFG Facility; (xiii) accelerating any accounts receivable or inducing customers to pay early, in each case, outside the Ordinary Course of Business; or (xiv) entering into a Contract or making a binding commitment to do any of the foregoing.

“Restrictive Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof.

“Retained Liabilities” has the meaning set forth in Section 2.4 hereof.

“Retained Litigation Liabilities” has the meaning set forth in Section 2.4(d) hereof.

“Review Period” has the meaning set forth in Section 3.4(c) hereof.

“RFG” has the meaning set forth in the Recitals to this Agreement.

“RFG Accounts Receivable” has the meaning set forth in Section 2.1(e).

“RFG Business” means the prepared food business of the Seller Parties and their subsidiaries that is formally known as the Renaissance Food Group and consists of the processing and packaging of fresh foods, including fresh-cut fruit and vegetables, and prepared foods, including sandwiches, salads, parfaits and ready-to-eat snack items, sold at retail and food service. The RFG Business does not include the guacamole or other avocado derivative product business.

“RFG Business Information” means any proprietary or confidential information (including any and all combinations of individual items of information) of any Seller Party that Relates to the RFG Business and to products, research or development thereto, including, without limitation, the Seller Intellectual Property, the Seller Data, whether oral or reduced to writings or drawings or derived from inspection of premises, parts, equipment, or other property of any Seller Party.

“RFG Contract Worker” means any worker that is not otherwise an employee of a Seller Party that provides services to the RFG Business pursuant to a contract with a temporary staffing agency.

“RFG Employee” means any current employee of a Seller Party solely dedicated to the operation of the RFG Business (including those not actively employed on the Closing Date due to vacation or leave of absence, maternity, family, sick or disability leave, leave under the Family Medical Leave Act and other absence authorized by the applicable Seller Party in the Ordinary Course of Business), and including, for the avoidance of doubt, such operating and corporate-level employees and such employees employed at the RFG Facility.

“RFG Employee Plan” means, any material “employee benefit plan” as defined under Section 3(3) of ERISA (whether or not subject to ERISA), including any retirement plan, incentive compensation plan, benefit plan for retired employees, plan or agreement providing for payments subject to Section 409A of the Code, bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, accident or health benefits, sickness, vacation, severance, disability, compensation, employee assistance or counseling, educational assistance, cafeteria plans under Section 125 of the Code, adoption assistance, group legal, fringe benefit or payroll practice, plan, agreement, policy, commitment, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) in each case, sponsored, maintained or contributed to by Seller for the benefit of any current or former RFG Employee.

“RFG Facility” has the meaning set forth in the Recitals to this Agreement.

“RFG Inventory” means the raw materials, work in process, parts, samples, finished products and related storeroom and other supplies, wrapping, operating supplies and packaging items of the Seller Parties Relating to the RFG Business and rights to receive refunds or rebates in connection with its purchase of any such RFG Inventory.

“RFG Leased Facilities” has the meaning set forth in the Recitals to this Agreement.

“RFG Leases” has the meaning set forth in the Recitals to this Agreement.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Data” has the meaning set forth in Section 4.28(b) hereof.

“Seller-Developed IP” has the meaning set forth in Section 4.27(b) hereof.

“Seller Fundamental Representations” has the meaning set forth in Section 7.3(a) hereof.

“Seller Indebtedness” means with respect to a Seller Party and without duplication, any of the following (in each case, only to the extent secured by an Encumbrance (other than Permitted Encumbrances) on the Purchased Assets): (a) obligations for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, except trade payables incurred in the Ordinary Course of Business to the extent included in the calculation of Closing Working Capital; (d) obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument; (e) obligations arising from prior business acquisitions; and (f) indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by any Seller Party.  Seller Indebtedness expressly excludes any liability included in Current Liabilities or Seller Transaction Expenses.

“Seller Indemnified Persons” has the meaning set forth in Section 7.2 hereof.

“Seller Intellectual Property” has the meaning set forth in Section 4.27(d).

“Seller IP Personnel” has the meaning set forth in Section 4.27(g) hereof.

“Seller IT Systems” has the meaning set forth in Section 4.28(a) hereof.

“Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, with or without the lapse of time, materially adverse to (a) the RFG Business, taken as a whole, or (b) the ability of the Seller Parties to consummate the Transactions on a timely basis; provided, however, that a “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any matter disclosed to Buyer in the Disclosure Schedules; (ii) any changes, conditions or effects in the United States economies or securities or financial markets in general; (iii) changes, conditions or effects that generally affect the industries in which the RFG Business operates; (iv) any change, effect or circumstance resulting from the execution, announcement, performance or existence of this Agreement, the identity of the Parties or any of their respective Affiliates, the taking or not taking of any action to the extent expressly required by this Agreement or the pendency or contemplated consummation of the Transactions; (v) conditions caused by acts of terrorism or war (whether or not declared); (vi) any failure by the RFG Business to meet any internal or published projections, forecasts, or revenue or earnings predictions; (vii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws, or the interpretation or enforcement thereof; or (viii) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, any epidemic, pandemic (including COVID-19), disease outbreak or other health crisis or public health event, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, unless, in the case of the foregoing clauses (ii), (iii), (v), (vii) and (viii), such event or circumstance, as the case might be, disproportionately and materially affects the RFG Business, taken as a whole, in an adverse manner, as compared to similarly situated businesses.

“Seller Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Parties” means each Seller Party collectively with each other Seller Party.

“Seller Registered IP” has the meaning set forth in Section 4.27(a) hereof.

“Seller-Related Document” has the meaning set forth in Section 4.2 hereof.

“Seller Releasees” has the meaning set forth in Section 6.12(a) hereof.

“Seller Severance Amount” means Four Hundred Sixty Thousand Dollars ($460,000).

“Seller Subsidiary” means a Subsidiary of Seller.

“Seller Transaction Expenses” means, without duplication, (a) all fees and expenses incurred by or on behalf of any Seller Party or their respective Affiliates prior to the Closing in connection with the negotiation, preparation or execution of this Agreement, other Transaction Documents or any documents or agreements contemplated hereby or the performance or consummation of the Transactions, including (i) brokers’ or finders’ fees, and (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives; and (b) all sale bonuses, change in control bonuses or retention bonuses that become payable by a Seller Party upon, and solely by reason of, the consummation of the Transactions and that were Contracted for or incurred by a Seller Party prior to the Closing (other than as expressly provided herein). Seller Transaction Expenses expressly excludes any liability included in Current Liabilities or Seller Indebtedness.

“Senior Lender” Farm Credit East, ACA, corporation organized and existing under the laws of the United States under the Farm Credit Act of 1971, as amended.

“SFFI” means SFFI Company, Inc, a California corporation.

“Shrink-Wrap Software” means “off-the-shelf” computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions and on a non-exclusive basis. Shrink-Wrap Software does not include Seller-Developed IP.

“Specifically Assumed Liabilities” has the meaning set forth in Section 2.3(g) hereof.

“Specifically Excluded Assets” has the meaning set forth in Section 2.2(w) hereof.

“Statement of Objections” has the meaning set forth in Section 3.4(d) hereof.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return required to be filed or delivered with respect to any Straddle Period.

“Subsidiary” means any business entity of which a Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding Equity Interest.

“Survival Date” has the meaning set forth in Section 7.4 hereof.

“Tax” or “Taxes” shall mean any federal, state, local, or foreign net income, gross receipts, gross income, commercial activity, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs, capital stock, franchise, net worth, profits, withholding, social security (or similar), workers’ compensation, unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Tax Contest” has the meaning set forth in Section 6.4(b) hereof.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement required to be filed or delivered with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, supervision or collection of or any other activity relating to any Tax or Tax Return.

“Third Party” means any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing.

“Third-Party Claim” has the meaning set forth in Section 7.5(a) hereof.

“Third-Party Software” has the meaning set forth in Section 4.27(c) hereof.

“Threatened” means, as to any Proceeding or other matter, that a demand or statement has been made in writing or a notice has been given in writing that would lead a prudent Person to conclude that such a Proceeding or other matter is reasonably likely to be asserted within the next twelve (12) months based upon actions occurring prior to Closing.

“Trademark Assignment” has the meaning set forth in Section 3.6(d) hereof.

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Documents” means, collectively, the Facility Purchase Agreement, the Bill of Sale, the Purchased Assets Assignment Agreement, the Leasehold Assignment Documents, the Trademark Assignment, the Domain Name Assignment, the Transition Services Agreement and the exhibits and schedules attached hereto and the other documents referenced in Section 3.6 and Section 3.7, as applicable.

“Transactions” means the transactions contemplated in this Agreement and the Transaction Documents, collectively.

“Transfer Taxes” has the meaning set forth in Section 6.4(c) hereof.

“Transferred Books and Records” has the meaning set forth in Section 2.1(j) hereof.

“Transferred Personal Property” has the meaning set forth in Section 2.1(a) hereof.

“Transferred RFG Employees” has the meaning set forth in Section 6.6(a) hereof.

“Transition Services Agreement” has the meaning set forth in Section 3.6(f) hereof.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

“WARN Laws” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

Section 2.1Purchased Assets.  Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and indemnities contained or referred to herein, at the Closing, each Seller Party shall (and, solely with respect to certain trademarks included in the Seller Intellectual Property and owned by SFFI, shall cause SFFI to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from such Seller Party (or SFFI, as applicable), free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of such Seller Party (or SFFI, as applicable) in and to all of the assets, properties and rights of any kind and nature owned or used by such Seller Party (or SFFI, as applicable) and Relating to the RFG Business, whether real, personal, or mixed, tangible or intangible, wherever located, and the RFG Business as a going concern, other than the Excluded Assets (collectively, the “Purchased Assets”), which Purchased Assets shall include the following solely to the extent Relating to the RFG Business:

(a)(i) all machinery and fixtures of each Seller Party located in the RFG Facility or in a RFG Leased Facility (other than personal property of a permanent nature annexed, affixed, or attached to the RFG Facility or a RFG Leased Facility) and any and all assignable warranties of Third Parties with respect thereto (“Fixtures and Improvements”); and (ii) all equipment and personal property of each Seller Party, whether owned or leased, including, without limitation, vehicles, furniture, supplies, office equipment and materials, computer hardware and other tangible personal property (the “Personal Property”), in each case, Relating to the RFG Business whether located at the RFG Facility, a RFG Leased Facility or otherwise (the “Transferred Personal Property”), in each case, including, but not limited to, the fixed assets set forth on Schedule 2.1(a) no matter how affixed or attached (the “Fixed Asset Register”) (for the avoidance of doubt, all assets listed on Schedule 2.1(a) are deemed to be Purchased Assets, whether or not Relating to the RFG Business);

(b)all RFG Inventory of the Seller Parties, but only to the extent included in the calculation of Closing Working Capital;

(c)except for the Specifically Excluded Assets or relating to Seller Intellectual Property addressed in Section 2.1(i), (i) all Contracts, leases, and purchase and sales orders with customers, suppliers, vendors, lessors, lessees, utilities, providers or others entered into by the applicable Seller Party and Relating to the RFG Business, (ii) all leases of Personal Property (except to the extent included as an Excluded Asset), including all options to renew or extend the term of such personal property leases or to purchase all or any part of such personal property (the “Personal Property Leases,” with the personal property subject to such leases and all easements, rights and privileges appurtenant thereto being the “Leased Personal Property”); and (iii) all other material Contracts to which the applicable Seller Party is a party on the Closing Date that Relate to the RFG Business that are listed on Schedule 4.25(a) (the items in the foregoing clauses (i) through (iii) are collectively referred to as the “Assigned Contracts,” which shall include the Contracts listed on Schedule 2.1(c)) (for the avoidance of doubt, all Contracts listed on Schedule 2.1(c) are deemed to be Purchased Assets, whether or not Relating to the RFG Business);

(d)except for the Specifically Excluded Assets, and to the extent transferable under applicable Law, all Permits held by a Seller Party Relating to the RFG Business (such Permits, the “Assigned Permits”);

(e)all accounts receivable of any Seller Party, but only to the extent included in the calculation of Closing Working Capital; and any security, claim, remedy or other right related to such accounts, including the right to bill customers for products shipped or services rendered, whether before or after the Closing (collectively, the “RFG Accounts Receivable”);

(f)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (in each case as determined in accordance with GAAP) set forth on Schedule 2.1(f) (the “Deposits”);

(g)all rights, claims, credits, causes of action or rights of set-off against Third Parties to the extent relating to the Purchased Assets, the Assumed Liabilities or the RFG Business (other than to the extent relating to Excluded Assets or Retained Liabilities), whether known or unknown, liquidated or unliquidated, fixed or contingent;

(h)all rights under or pursuant to all warranties, representations and Guarantees made by suppliers, manufacturers, contractors and other Third Parties in connection with products or services to the extent purchased by or furnished to a Seller Party, in each case to the extent Related to the RFG Business;

(i)except as specifically designated as an Excluded Asset, all Seller Intellectual Property including, without limitation, the exclusive rights to the tradenames “Renaissance Food Group,” “Garden Highway Fresh Cut,” “Garden Highway,” and “Garden Highway Chef Essentials,” “RTC,” “Ready to Cut,” “Simply Fresh Fruit,” “Simply Fresh Fruitables,” “Simply Natural,” “Simply Premium Hand Cut to Perfection,” and related website addresses and domain names;

(j)all books, records, ledgers, data files and operating data (or relevant excerpts thereof) of the Seller Parties, whether in print, electronic or other media, including, RFG Business Information, customer and supplier lists; financial, purchasing, sales, market and credit information and reports; business plans; artwork, drawings, patterns and slogans; all equipment lists and equipment maintenance records (collectively, the “Books and Records”), in each case, to the extent Relating to the RFG (collectively, the “Transferred Books and Records”);

(k)all customer lists and customer account information (or relevant excerpts thereof) of the Seller Parties Relating to the RFG Business, product information, marketing literature, research materials, promotional displays and materials, and any other records or similar materials Relating to the RFG Business, including copies of any such information contained on a sales program database of the applicable Seller Party;

(l)the right to receive and retain mail and other communications Relating to the RFG Business (other than to the extent relating to Excluded Assets or Retained Liabilities);

(m)all goodwill associated with the RFG Business as a going concern.

Section 2.2Excluded Assets.  Notwithstanding anything herein to the contrary, no Seller Party shall sell, transfer, convey, assign or deliver to Buyer, and Buyer shall not acquire or have any rights to acquire, any Seller Party’s right, title and interest in and to any of the following:

(a)any cash on hand or cash equivalents, bank accounts, bank deposits, investment accounts, lockboxes, certificates of deposit, benefits of credits, marketable securities or investments in other Persons, certificates of deposit or treasury bills, and other similar items of any Seller Party, whether or not attributable to the RFG Business;

(b)any Seller Party’s rights to claim refunds and causes of action not Related to the RFG Business;

(c)all rights of, and all consideration received by, the Seller Parties or their Affiliates under this Agreement or any Transaction Document;

(d)all Proprietary Rights of the Seller Parties not Related to the RFG Business, including, for the avoidance of doubt, the Calavo trademark or any derivative thereof and any Proprietary Right listed on Schedule 2.2(d);

(e)any Permits other than the Assigned Permits;

(f)all Tax Returns of the Seller Parties;

(g)any Tax refunds, including all net operating losses, Relating to the RFG Business or the Purchased Assets for Pre-Closing Tax Periods;

(h)any Contract other than the Assigned Contracts;

(i)all equity and other interests in the Seller Parties or any of Seller Party’s Subsidiaries, Affiliates, joint ventures or partnerships;

(j)the Personal Property other than the Transferred Personal Property;

(k)all assets used in connection with any Seller Party’s corporate functions (including, but not limited to, the Seller Parties’ Organizational Documents), tax records, taxpayer and other identification numbers, seals, minute books and stock transfer books and other corporate records;

(l)all of the assets owned and used by any Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or corporate functions, wherever located, and by whomever possessed;

(m)all insurance policies and binders maintained by any Seller Party or its Affiliates, and all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

(n)any RFG Employee Plan, and the assets related thereto;

(o)all Books and Records other than the Transferred Books and Records;

(p)all personnel records as required by California Law; provided that the Parties acknowledge and agree that the Seller Parties have provided to Buyer copies of such personnel records as appropriately redacted;

(q)all real property owned, operated, leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any Seller Party, other than the RFG Leased Facilities and the RFG Facility;

(r)all rights of any Seller Party relating to prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees, other than the Deposits;

(s)all rights to causes of action, rights of recovery, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature other than as set forth in Section 2.1(g);

(t)all attorney work product and privileged communications;

(u)except as otherwise expressly provided in this Agreement, all of the assets, properties and rights of every kind, nature, character and description (accrued, contingent or otherwise), tangible and intangible, real, personal or mixed, which are owned, used or held for use by a Seller Party that are not Related to the RFG Business (including the avocado or other guacamole derivative product business);

(v)the Georgia Tax Credits; and

(w)the assets, properties and rights specifically set forth on Schedule 2.2(w) (the “Specifically Excluded Assets”).

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively referred to as the “Excluded Assets,” and such Excluded Assets are not being sold to Buyer pursuant to this Agreement.

Section 2.3Assumed Liabilities.  As part of the consideration for the Purchased Assets, effective as of the Closing and subject to the other provisions of this Agreement, Buyer shall assume the following Liabilities (the “Assumed Liabilities”), and no other Liabilities of any Seller Party:

(a)all trade accounts payable and other current liabilities of the Seller Parties Related to the RFG Business that remain unpaid as of the Effective Time and that are included in the calculation of Closing Working Capital;

(b)all Liabilities arising under the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller Party prior to the Effective Time;

(c)the Post-Closing Employee Liabilities;

(d)any severance compensation or similar compensation due to any Non-Continuing RFG Employees arising from or after the Closing;

(e)all Liabilities arising out of or relating to the ownership or operation of the RFG Business after the Closing; and

(f)all other Liabilities to be expressly assumed by Buyer or its Affiliates pursuant to this Agreement or the Transaction Documents (including, without limitation, pursuant to Section 6.6(f));

(g)the Liabilities, if any, set forth on Schedule 2.3(g) (the “Specifically Assumed Liabilities”).

Section 2.4Retained Liabilities.  Other than as specifically listed in Section 2.3 above, Buyer shall not assume or otherwise be responsible for any Liabilities whatsoever of any Seller Party, whether or not arising from or related to the RFG Business or the Purchased Assets, regardless of their nature (the “Retained Liabilities”). Without limiting the generality of the foregoing, the Retained Liabilities shall include, but not be limited to, and under no circumstances shall Buyer be deemed to assume any Liability of any Seller Party arising out of or relating to:

(a)any Liabilities of a Seller Party for which a Seller Party is expressly made responsible pursuant to this Agreement, the other Transaction Documents and the Transactions, including, without limitation, Seller Transaction Expenses;

(b)any Liability for (i) Taxes of a Seller Party relating to the RFG Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) any sales or use tax liability of any of the Seller Parties that shall have accrued on or before the Closing Date; or (iii) other Taxes of Seller that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of Contract or Law;

(c)any Liabilities relating to or arising out of the Excluded Assets;

(d)any Liabilities in respect of any Proceeding arising out of, relating to or otherwise in respect of the operation of the RFG Business or the Purchased Assets to the extent such Proceeding relates to such operation prior to the Closing Date (the “Retained Litigation Liabilities”), including, but not limited to, those matters set forth in Schedule 2.4(d);

(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or Guarantee made by Seller, or by reason of any recall, design defects or similar claims which arises out of or is based upon any products sold or any service performed by a Seller Party prior to the Closing Date, but not limited to, those matters set forth in Schedule 2.4(e);

(f)any Liabilities of the Seller Parties arising under or in connection with any RFG Employee Plan providing benefits to any present or former RFG Employee of a Seller Party for any period of time before the Closing Date (for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Buyer will not assume any RFG Employee Plan);

(g)any Liabilities of a Seller Party for any present or former RFG Employees, agents or Independent Contractors of such Seller Party, including, without limitation, any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, retention, termination or other payments for any period of time before the Closing Date;

(h)any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;

(i)any trade accounts payable of a Seller Party solely to the extent (i)  not accounted for on the Final Closing Balance Sheet or the Final Closing Statement or otherwise included in the definition of Assumed Liabilities pursuant to Section 2.3; (ii) which constitute intercompany payables owing to Affiliates of Seller; or (iii) which constitute debt, loans or credit facilities to financial institutions;

(j)any Liabilities to the extent such Liabilities arise out of or relate to a breach by a Seller Party of any and all Contracts, including Assigned Contracts, prior to Closing (unless included in Final Closing Working Capital);

(k)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, RFG Employee or agent of a Seller Party or any of its Affiliates (including with respect to any breach of fiduciary obligations by same), provided, however, that the foregoing shall not be deemed to limit any indemnification of same by Buyer pursuant to Section 7.2 hereof;

(l)any Seller Indebtedness;

(m)the Accrued Amounts;

(n)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or order from a Governmental Authority prior to the Closing; and

(o)any Liabilities arising out of, in respect of or in connection with that certain RPC Use Agreement, dated September 22, 2023, by and between Tosca Services, LLC and RFG, as governed by that certain RPC Terms and Conditions of Use, undated, solely to the extent arising prior to the Closing Date.

ARTICLE 3

PURCHASE PRICE AND CLOSING

Section 3.1Closing.  The consummation of the Transactions (“Closing”) will take place remotely by the exchange of executed Transaction Documents and the other deliverables contemplated herein and therein on the date hereof. The date on which Closing occurs is referred to as the “Closing Date.” The transactions contemplated by the Facility Purchase Agreement shall close simultaneously with the Closing of the Transactions and the consummation of each closing shall be a condition precedent to the other closing.

Section 3.2Purchase Price; Payment.

(a)The purchase price for the Purchased Assets shall be Fifty-Two Million Twenty Thousand Dollars ($52,020,000) (the “Base Purchase Price”), plus or minus the adjustments thereto solely pursuant to Section 3.4(h)(i) through 3.4(h)(iii) (as so adjusted, the “Purchase Price”), and the assumption of the Assumed Liabilities.

(b)“Estimated Closing Cash Consideration” means a cash payment payable by Buyer to Seller at Closing equal to:

(i)the Base Purchase Price;

(ii)if the Estimated Closing Working Capital is less than the Closing Working Capital Lower Target, then minus the amount, if any, by which the Closing Working Capital Lower Target exceeds the Estimated Closing Working Capital (for the avoidance of doubt, if the Estimated Closing Working Capital is within the Closing Working Capital Collar Range, then the amount to be deducted pursuant to this subclause (ii) shall be Zero Dollars ($0));

(iii)if the Estimated Closing Working Capital exceeds the Closing Working Capital Upper Target, then plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital Upper Target (for the avoidance of doubt, if the Estimated Closing Working Capital is within the Closing Working Capital Collar Range, then the amount to be added pursuant to this subclause (iii) shall be Zero Dollars ($0)); plus

(iv)the Paid CER Capex; minus

(v)the Seller Severance Amount.

(c)At Closing, Buyer shall pay the Estimated Closing Cash Consideration to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller prior to the Closing Date.

Section 3.3Estimated Closing Statement. Seller, with input from Buyer, delivered to Buyer prior to the Closing, (i) a written statement (the “Estimated Closing Statement”) that sets forth the Paid CER Capex and contains Seller’s good faith estimates of the Estimated Closing Working Capital and the resulting calculation of the Estimated Closing Cash Consideration, and (ii) an estimated balance sheet and trial balance sheet of the RFG Business of the Effective Time (the “Estimated Closing Balance Sheet”), in each case, prepared in accordance with the Agreed Accounting Principles.

Section 3.4Final Closing Statement and Post-Closing Adjustment.

(a)Final Closing Statement.

(i)Within ninety (90) days after the Closing Date (the “Post-Closing Period”), Buyer shall prepare and deliver to Seller (i) a statement setting forth its calculation of Final Closing Working Capital and the resulting calculation of Final Closing Cash Consideration pursuant to Section 3.4(h) (the “Final Closing Statement”) and (ii) a balance sheet and trial balance sheet of the RFG Business as the Effective Time (the “Final Closing Balance Sheet”), in each case, prepared in accordance with the Agreed Accounting Principles.

(ii)After the due date for Final Closing Statement and the Final Closing Balance Sheet, (i) Buyer may not introduce any disagreements with respect to any item in the Estimated Closing Statement or the Estimated Closing Balance Sheet delivered by Seller pursuant to Section 3.3 or (ii) change any amount set forth in the Final Closing Statement or the Final Closing Balance Sheet, and any matter from the Estimated Closing Statement or the Estimated Closing Balance Sheet not changed in the Final Closing Statement or the Final Closing Balance Sheet shall be deemed accepted by, and final and binding upon, Buyer but not Seller; provided, however, that if Seller objects to any portion of the Final Closing Statements or the Final Closing Balance Sheet in the Statement of Objections, if applicable, then the limitations on Buyer in the foregoing clauses (i) and (ii) shall not apply and if accordingly Buyer introduces any new disagreements or changes any amount set forth in the Final Closing Statement or the Final Closing Balance Sheet, then Seller shall also be entitled to introduce new disagreements not set forth in the Statement of Objection or change any amount set forth in the Statement of Objection. If Buyer fails to deliver the Final Closing Statement and the Final Closing Balance Sheet by its due date, then the Estimated Closing Statement and the Estimated Closing Balance Sheet shall be deemed accepted by, and final and binding upon, Buyer but not Seller.  To the extent that Buyer has not objected to an item in Estimated Closing Statement or the Estimated Closing Balance Sheet, Seller shall have the access and dispute rights set forth in this Section 3.4(a) to calculate the Final Closing Working Capital and the resulting calculation of Final Closing Cash Consideration, which calculations may be different from the calculations set forth in the Estimated Closing Statement, and which Buyer may dispute and which the Party will resolve in a manner consistent with the remainder of this Section 3.4(a) (which shall apply mutatis mutandis as if Buyer was Seller and Seller was Buyer hereunder solely for such purpose). Nothing in this Section 3.4(a) is intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements.  No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP or Law after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 3.4(a) (regardless of whether GAAP would permit or require taking such fact or event into consideration).

(b)Access to Books and Records.  During the Post-Closing Period, Seller and Seller’s Representatives shall have full access to the relevant books and records of Buyer and F&S, the personnel of, and work papers prepared by, Buyer, F&S and/or their respective accountants to the extent that they relate to the Final Closing Statement or the Final Closing Balance Sheet (or any of the components therein) and to such historical financial information (to the extent in Buyer’s or F&S’s possession or control) relating to the Estimated Closing Statement, the Estimated Closing Balance Sheet, the Final Closing Statement or the Final Closing Balance Sheet as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and the Final Closing Balance Sheet, provided, however, that such access shall be in a manner that does not materially interfere with the normal business operations of the RFG Business.

(c)Examination.  After receipt of the Final Closing Statement and the Final Closing Balance Sheet, Seller shall have sixty (60) days (the “Review Period”) to review the Final Closing Statement and the Final Closing Balance Sheet. During the Review Period, Seller and Seller’s Representatives shall have full access to the relevant books and records of Buyer and F&S, the personnel of, and work papers prepared by, Buyer, F&S and/or their respective accountants to the extent that they relate to the Final Closing Statement or the Final Closing Balance Sheet (or any of the components therein) and to such historical financial information (to the extent in Buyer’s or F&S’s possession or control) relating to the Final Closing Statement or the Final Closing Balance Sheet as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and the Final Closing Balance Sheet and preparing a Statement of Objections (defined below), provided, however, that such access shall be in a manner that does not materially interfere with the normal business operations of the RFG Business.

(d)Objection.  On or prior to the last day of the Review Period, Seller may object to the Final Closing Statement or Final Closing Balance Sheet (or any component thereof) by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Statement and the resulting Final Closing Cash Consideration reflected in the Final Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Cash Consideration and the Final Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding on the Parties.

(e)Resolution of Disputes.

(i)If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the accounting firm Grant Thornton, LLP (the “Independent Accountants”), or, in the event that it is not available, is not willing to serve as the Independent Accountant or is not a Neutral Accounting Expert, a Neutral Accounting Expert selected by mutual agreement of Buyer and Seller; provided, however, that (A) if, within fifteen (15) days after the end of the Resolution Period, such Parties are unable to agree on a Neutral Accounting Expert to act as the Independent Accountants, then each Party shall select a Neutral Accounting Expert and such firms together shall select the Neutral Accounting Expert to act as the Independent Accountants, and (B) if any Party does not select a Neutral Accounting Expert within ten (10) days of written demand therefor by the other Party, then the Neutral Accounting Expert selected by the other Party shall act as the Independent Accountants.  A “Neutral Accounting Expert” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the two (2)-year period prior thereto.

(ii)The Independent Accountants, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Cash Consideration, and, as the case may be, the Final Closing Statement. Each Party shall make readily available to the Independent Accountants all relevant books and records within such Party’s control reasonably requested by the Independent Accountants.  Each Party shall present a brief to the Independent Accountants (which brief shall also be concurrently provided to the other Party) within forty-five (45) days of the appointment of the Independent Accountants detailing such Party’s views as to the correct nature and amount of each item remaining in dispute from the Statement of Objections (and for the avoidance of doubt, no Party may introduce a dispute to the Independent Accountants that was not originally set forth in the Statement of Objections).  Within twenty (20) days of receipt of the brief, the receiving Party may present a responsive brief to the Independent Accountants (which responsive brief shall also be concurrently provided to the other Party).  The Independent Accountants shall have the opportunity to present written questions to either Party, a copy of which shall be provided to the other Party.  There shall be no ex parte communications between any Party (or its Representatives), on the one hand, and the Independent Accountants, on the other hand, relating to any disputed matter and unless requested by the Independent Accountants in writing, no Party may present any additional information or arguments to the Independent Accountants, either orally or in writing.  The Independent Accountants shall only decide the specific items under dispute by the Parties and the Independent Accountants shall select either the position of Buyer or Seller as a resolution for each Disputed Amount and may not impose an alternative resolution with respect to any item or amount disputed.

(f)Fees of the Independent Accountants.  Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to One Hundred Percent (100%) multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(g)Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within sixty (60) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Closing Statement and/or the Final Closing Cash Consideration shall be conclusive and binding upon the Parties absent manifest mathematical error or manifest disregard for the provisions of this Section 3.4 (and, in the event of such manifest error or disregard, the written determination shall be referred back to the Independent Accountants to correct the same).

(h)Final Closing Cash Consideration.  For the purposes of this Agreement, “Final Closing Cash Consideration” means an amount equal to:

(i)the Base Purchase Price;

(ii)if the Final Closing Working Capital is less than the Closing Working Capital Lower Target, then minus the amount, if any, by which the Closing Working Capital Lower Target exceeds the Final Closing Working Capital (for the avoidance of doubt, if the Final Closing Working Capital is within the Closing Working Capital Collar Range, then the amount to be deducted pursuant to this subclause (ii) shall be Zero Dollars ($0));

(iii)if the Final Closing Working Capital exceeds the Closing Working Capital Upper Target, then plus the amount, if any, by which the Final Closing Working Capital exceeds the Closing Working Capital Upper Target; (for the avoidance of doubt, if the Final Closing Working Capital is within the Closing Working Capital Collar Range, then the amount to be added pursuant to this subclause (iii) shall be Zero Dollars ($0)); plus

(iv)the Paid CER Capex; minus

(v)the Seller Severance Amount.

(i)Post-Closing Adjustment.  The “Post-Closing Adjustment” shall be an amount equal to the Final Closing Cash Consideration minus the Estimated Closing Cash

Consideration. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment. If the Post-Closing Adjustment is $0, neither Buyer nor Seller shall pay any amount to the other in connection therewith. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due within five (5) Business Days of when the Post-Closing Adjustment is finally determined in accordance with this Section 3.4; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.  Any adjustments made pursuant to this Section 3.4 shall be deemed adjustments to the Purchase Price. For avoidance of doubt, no Seller Party shall have any liability with respect to any items comprising Closing Working Capital except as determined by this Section 3.4; provided that this shall not preclude Buyer from making a claim that an item does not comprise an item of Closing Working Capital.

Section 3.5Purchase Price Allocation.  The Purchase Price (and all other amounts representing consideration for federal income Tax purposes) will be allocated among the Purchased Assets as set forth on Schedule 3.5 (the “Allocation”) and in the manner determined in accordance with the methodology set forth on Schedule 3.5 (the “Purchase Price Allocation Methodology”). The Parties agree the Purchase Price Allocation Methodology is intended to comply with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days after determination of the Allocation in accordance with Section 3.5, Seller shall deliver a copy of its initial determination of the Allocation to Buyer.  During the thirty (30) days following the receipt by Buyer of such initial Allocation, Buyer and Seller shall meet and confer and attempt in good faith to agree upon and finalize the Allocation.  Within thirty (30) days after receipt of such initial Allocation, Buyer shall notify Seller in writing if Buyer disagrees with the initial Allocation, specifying in reasonable detail the basis for such disagreements and providing an alternative allocation, and if Buyer does not so notify Seller within such thirty (30) days, the initial Allocation as prepared by Seller shall be final and binding on the Parties (and their respective Affiliates). If any such timely notified disagreements cannot be resolved between Buyer and the Seller within ten (10) days after delivery of notice by Buyer to Seller in accordance with the foregoing, the disagreements shall then be referred to the Independent Accountants for resolution in accordance with the principles of Section 3.4, applied mutatis mutandis. The determination of the Independent Accountants shall be final and binding on the Parties and their respective Affiliates.  The Parties will make consistent use of the Allocation (as finally determined hereunder) for all Tax purposes and in all filings, declarations and reports with the IRS and other applicable Governmental Authorities in respect thereof. The applicable Parties will each file an IRS Form 8594 “Asset Acquisition Statement Under Section 1060” at the time and in the manner as required by Treasury Regulation 1.1060-1 consistent with the Allocation and the Parties agree not to take any position inconsistent therewith for any Tax purpose. Notwithstanding anything in this Section 3.5 to the contrary, the value for “equipment” ($33,275,000) in the Purchase Price Allocation Methodology set forth on Schedule 3.5 shall be the Allocation for such item and shall not be subject to adjustment unless mutually agreed in writing by Buyer and Seller.

Section 3.6Deliveries by the Seller Parties.  At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer the following items:

(a)a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by each Seller Party, transferring the Purchased Assets held by such Seller Party to Buyer;

(b)an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Purchased Assets Assignment Agreement”), duly executed by each Seller Party, effecting the assignment to and the assumption by Buyer of the Assigned Contracts and Assumed Liabilities held by such Seller Party;

(c)leasehold assignment and assumption agreements in forms reasonably acceptable to Buyer, duly executed by each Seller Party that is a lessee under an RFG Lease and the applicable landlord thereto consenting to such assignment, effecting the assignment to and the assumption by Buyer of the respective RFG Lease (collectively, the “Leasehold Assignment Documents”);

(d)Seller’s and SFFI’s duly executed counterparts to an assignment of trademarks (the “Trademark Assignment”), effecting the assignment of the trademarks included in the Seller Intellectual Property to Buyer, in the form attached hereto as Exhibit D;

(e)Seller’s duly executed counterpart to a domain name assignment (the “Domain Name Assignment”), effecting the assignment of the domain names included in the Seller Intellectual Property to Buyer, in the form attached hereto as Exhibit E;

(f)Seller’s duly executed counterpart to a transition services agreement (the “Transition Services Agreement”), in which Seller agrees to reasonably assist in the transition of the RFG Business to Buyer after the Closing, in the form attached hereto as Exhibit F.

(g)in forms reasonably acceptable to Buyer, Consents necessary to assign the Assigned Contracts set forth on Schedule 3.6(g);

(h)the Transferred Books and Records to the extent not located or available to Buyer at the RFG Facility or the RFG Leased Facilities;

(i)evidence in a form reasonably acceptable to Buyer that the Purchased Assets are released from all Encumbrances (other than Permitted Encumbrances);

(j)an IRS Form W-9, duly executed by each Seller Party;

(k)a certificate of the Secretary or an Assistant Secretary of each Seller Party certifying: (i) that attached thereto are true and complete copies of the resolutions of the board of directors (or equivalent governing body) of such Seller Party authorizing the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder; (ii) that all such resolutions are in full force and effect, and (iii) the incumbency and signature of the officers of such Seller Party executing this Agreement and the Transaction Documents to which it is a party;

(l)a good standing certificate of each Seller Party from the state of incorporation or organization, as applicable, of such Seller Party, dated as of a recent date;

(m)the certificate of incorporation (or equivalent document) and all amendments thereto of each Seller Party, duly certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation or organization, as applicable;

(n)Customary supporting documentation (e.g. paid invoices) with respect to the Paid CER Capex; and

(o)such other separate instruments and documents as may be reasonably requested by Buyer for the purpose of facilitating the consummation of any of the Transactions.

Section 3.7Deliveries by Buyer.  At the Closing, F&S and Buyer shall deliver, or cause to be delivered:

(a)the Estimated Closing Cash Consideration to Seller in accordance with Section 3.2(b);

(b)Buyer’s duly executed counterpart to the Purchased Assets Assignment Agreement;

(c)Buyer’s duly executed counterpart to the Leasehold Assignment Documents;

(d)Buyer’s duly executed counterpart to the Trademark Assignment;

(e)Buyer’s duly executed counterpart to the Domain Name Assignment;

(f)Buyer’s duly executed counterpart to the Transition Services Agreement;

(g)a certificate of the Secretary or an Assistant Secretary of each of F&S and Buyer certifying: (i) attached thereto are true and complete copies of the F&S or Buyer resolutions of the board of directors (or equivalent governing body) of F&S or Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder; (ii) that all such resolutions are in full force and effect; and (iii) the incumbency and signature of the officers of F&S or Buyer executing this Agreement and the Transaction Documents to which it is a party;

(h)a good standing certificate of each of F&S and Buyer from the state of incorporation or organization, as applicable, of such Party, dated as of a recent date;

(i)the certificate of incorporation (or equivalent document) and all amendments thereto of each of F&S and Buyer, duly certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation or organization, as applicable; and

(j)such other separate instruments and documents as may be reasonably requested by Seller for the purpose of facilitating the consummation of any of the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES AND THE PURCHASED ASSETS

Except as otherwise set forth on the Disclosure Schedules or in any other section of the Disclosure Schedules if the application of the disclosure to the such section is reasonably apparent, each Seller Party, jointly and severally with the other Seller Parties, hereby makes the following representations and warranties to Buyer to induce Buyer to enter into this Agreement and to consummate the Transactions:

Section 4.1Organization; Capitalization.

(a)Each Seller Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization. Each Seller Party has all requisite power and authority, corporate or otherwise, to own and use the applicable Purchased Assets corresponding to it, to perform its obligations under the Assigned Contracts and to carry on the RFG Business as it is now being conducted. The Organizational Documents of each Seller Party are in full force and effect.

(b)Each Seller Party is duly qualified to do business as a foreign entity and is in good standing in each state or other jurisdiction in which either its ownership or conduct of the RFG business requires such qualification, in each case, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to such Seller Party.

(c)Except for the Seller Parties, Seller does not have any Subsidiaries engaged in the RFG Business.

Section 4.2Authority, Authorization and Enforceability.  Each Seller Party has all necessary power and authority to execute and deliver this Agreement and all Transaction Documents to be executed, delivered and performed by such Seller Party or which such Seller Party is a party (each a “Seller-Related Document”), to perform its obligations hereunder and thereunder and for such Seller Party to consummate the Transactions. The execution, delivery and performance of the Seller-Related Documents by such Seller Party and the consummation by such Seller Party of the Transactions have been duly and validly authorized by all necessary action of such Seller Party, and no other Proceedings or action on the part of such Seller Party is necessary to authorize this Agreement and the other Transaction Documents or for such Seller Party to consummate the Transactions. Assuming due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement and each other Seller-Related Document constitutes such Seller Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy or insolvency laws or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law.

Section 4.3No Conflict.  Except as set forth on Schedule 4.3, the execution, delivery and performance by such Seller Party of each Seller-Related Document will not: (a) contravene the Organizational Documents of such Seller Party or result in a breach of, constitute a default under, give rise to any right under or otherwise terminate or modify any Material Contract; (b) violate a Law or Order affecting the RFG Business or, in and of itself, give a Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Assigned Permit; or (c) result in an Encumbrance (other than Permitted Encumbrances) being created or imposed upon Buyer or a Purchased Asset.

Section 4.4Consents.  Each Consent of any Person however required (including those required under the terms of an Assigned Contract to avoid a breach or default thereunder, give rise to any rights under or to effectively convey an Assigned Contract to Buyer) in connection with a Seller Party’s execution, delivery and performance of a Seller-Related Document and the consummation of the Transactions by the Seller Parties is set forth on Schedule 4.4. Except as set forth on Schedule 4.4, no Consent of any Person however required or Filing with any Governmental Authority is required to be obtained or made by Seller in connection with the Seller Parties’ execution, delivery and performance hereof or any Seller-Related Document or the consummation of the Transactions by the Seller Parties.

Section 4.5Title to Purchased Assets; Condition of Purchased Assets.

(a)The Seller Parties collectively own all right, title and interest in and to, or have a valid leasehold interest in, all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that will be discharged at or before the Closing.

(b)To the Knowledge of Seller, assuming the completion of the capital projects described in Schedule 4.5(b) (the “Planned CapEx Projects”), the Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are put, the Purchased Assets have been regularly and properly replaced, maintained and repaired in the ordinary course of conduct of the RFG Business.  The tangible Purchased Assets (other than RFG Inventory that is in transit or at a supplier’s facility in the Ordinary Course of Business) are located at the RFG Facility or the RFG Leased Facilities.

(c)Assuming the completion of the Planned CapEx Projects as currently contemplated, other than the Excluded Assets and the services to be provided pursuant to the Transition Services Agreement, the Purchased Assets constitute all of the material assets, tangible and intangible, of any nature whatsoever, required to operate the RFG Business in substantially the same manner as currently conducted.

Section 4.6Permits.  Schedule 4.6 sets forth the Permits Related to the RFG Business (including, without limitation, the Assigned Permits) and all other Permits that are necessary to entitle the Seller Parties to own or lease, operate or use the Purchased Assets in substantially the same the manner currently owned, leased or used. Each such Permit has been duly obtained by the Seller Party holding such Permit, is in full force and effect and has been complied with in all material respects. Notwithstanding anything to the contrary contained herein, no representations or warranties are made in this Agreement as to whether Buyer or its Affiliates will be approved or otherwise granted the right to continue operating the RFG Business under any Permits or other licenses necessary to operate the RFG Business as currently conducted.

Section 4.7Litigation.  Except as set forth on Schedule 4.7: (i) there is no Proceeding or Order pending against any Seller Party or any Affiliate of any Seller Party, or any of their respective Affiliates, or, to the Knowledge of Seller, any of the Seller Parties’ directors or officers, in each case, with respect to or affecting the RFG Business, the Purchased Assets or the Assumed Liabilities; (ii) to Seller’s Knowledge, no such Proceeding or Order has been Threatened; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for such Proceeding or Order; and (iv) there are not any outstanding Judgments against or affecting any Seller Party or any Affiliate of a Seller Party that reasonably would be expected to have a material adverse effect on the RFG Business.

Section 4.8Financial Statements.

(a)Schedule 4.8(a) contains (i) true, correct and complete copies of the unaudited balance sheet and gross profit statement of the RFG Business on a stand-alone basis for the fiscal year ended October 31, 2023 (the “Year-End Financial Statements”) and (ii) the unaudited balance sheet and gross profit statement of the RFG Business on a stand-alone basis for the six (6)-month period ended April 30, 2024 (together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (A) have been derived from and are consistent with the Transferred Books and Records in accordance with Agreed Accounting Principles consistently applied during the periods covered thereby (except as otherwise disclosed therein); (B) except as set forth on Schedule 4.8(a), the financial line-item amounts in the Financial Statements are true, complete and correct in all material respects and present fairly, in all material respects, such financial line-item amounts as of the respective dates thereof, and (C) except as set forth on Schedule 4.8(a), the Financial Statements fairly present in all material respects the financial condition and the results of operations of the RFG Business as of the respective dates thereof subject only to normal recurring year-end adjustments and the absence of notes. The direct expenses of the RFG Business related to its brokerage cost for the fiscal year ended October 31, 2023 was approximately $1,900,000.

(b)The unaudited balance sheet of the RFG Business as of April 30, 2024 is referred to herein as the “Interim Balance Sheet,” and April 30, 2024 is referred to herein as the “Interim Balance Sheet Date.”

Section 4.9Books and Records.  The Books and Records of Seller, all of which have been made available to Buyer before the date hereof, are true and complete in all material respects, and to the Knowledge of Seller, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all the transactions and actions therein described.

Section 4.10Absence of Liabilities and Indebtedness.  Seller has no Liabilities with respect to the RFG Business of a nature required by GAAP to be reflected on or disclosed in the footnotes to the Financial Statements except for (i) Liabilities disclosed, reflected or reserved against in the Financial Statements or the Final Closing Balance Sheet; (ii) Assumed Liabilities; (iii) Liabilities incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date (none of which are materially different in nature or amount than those incurred in prior periods); (iv) Seller Transaction Expenses; (v) Liabilities and obligations incurred in connection with this Agreement or the other Transaction Documents and the Transactions, (vi) executory Liabilities under Contracts, or (vii) Liabilities set forth on Schedule 4.10. Without limiting the generality of the foregoing, Seller does not have any Seller Indebtedness Related to the RFG Business except as set forth on Schedule 4.10.

Section 4.11Deposits and Prepaid Items.  Set forth on Schedule 4.11 is a description, as of a date no earlier than thirty (30) days before the Closing Date as specified therein, of the customer deposits, advances or prepayments received by the Seller Parties Related to the RFG Business for services, products, properties or value to be delivered or provided by the Seller Parties after Closing.

Section 4.12RFG Accounts Receivable.  Except as set forth on Schedule 4.12, all RFG Accounts Receivable included in the Purchased Assets arise from bona fide transactions arising from sales made or services performed by the Seller Parties, and the goods and services involved have been sold and delivered to the account obligors, and, other than credits provided to customers of the RFG Business in the Ordinary Course of Business, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the collection of such RFG Accounts Receivable in full. Except as set forth on Schedule 4.12, no account debtor has contested in writing or, to the Knowledge of Seller, contested orally the validity or disputed the amount of or claimed a right of set-off in writing under any of such account debtor’s RFG Accounts Receivables included in the Purchased Assets other than in the Ordinary Course of Business. No Seller Party is a party to any agreement for deduction, free goods, discount or other deferred price or quantity adjustment outside the Ordinary Course of Business with respect to any such RFG Accounts Receivables. To Seller’s Knowledge, no interest in any such RFG Accounts Receivable has been assigned to any other Person, except as set forth on Schedule 4.12.

Section 4.13RFG Inventory.  Except as set forth on Schedule 4.13, all RFG Inventory is of a quality and quantity (taking into account applicable Contract requirements) usable and, other than with respect to raw materials, salable in the Ordinary Course of Business, and none of the unreserved RFG Inventory is obsolete, misbranded or otherwise restricted from or, other than with respect to raw materials, not saleable in the Ordinary Course of Business. All RFG Inventory (other than RFG Inventory that is in transit or at a supplier’s facility in the Ordinary Course of Business) is located at the RFG Facility or at an RFG Leased Facility. No RFG Inventory is held on a consignment basis.

Section 4.14Product Liability.  Except as set forth on Schedule 4.14, for the past three (3) years, there has been no, and, to Seller’s Knowledge, there is no currently pending claim against a Seller Party for product liability, warranty, material back charge, material additional work, field repair or other claims by any Third Party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss), nor, to the Knowledge of Seller, are any of the foregoing Threatened, arising from: (i) products or services rendered by a Seller Party Related to the RFG Business during periods through and including the Closing Date, (ii) the distribution or sale of products by a Seller Party in connection with the RFG Business prior to the Closing Date, or (iii) the operation of the RFG Business or the ownership of the Purchased Assets during the period prior to the Closing Date.

Section 4.15CARES Act and Related Matters. No Seller Party has availed itself of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 of, or other similar programs under, the CARES Act) or any similar applicable federal, state or local Law (excluding, for the avoidance of doubt, any Tax provisions of general applicability such as Sections 2301 through 2308 of the CARES Act).

Section 4.16Taxes.  In each case solely with respect to the RFG Business and the Purchased Assets:

(a)Tax Returns and Payments.  Except as set forth in Schedule 4.16(a): (i) All income and other material Tax Returns required to be filed by or with respect to Seller have been duly and timely filed, and all such Tax Returns are true, correct and complete in all respects; (ii) all material Taxes owed by a Seller Party or for which a Seller Party may be liable for any Pre-Closing Tax Period (whether or not shown or required to be shown on any Tax Return) have been timely paid in full; (iii) there are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax (other than Encumbrances for Taxes which are not yet due and payable or not yet delinquent); and (iv) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which Seller may be liable that could affect Seller’s Liability for Taxes for any taxable period ending after the Closing Date.

(b)Audits; Claims.  Except as set forth in Schedule 4.16(b), (i) no Tax Return filed by Seller has been examined or audited by any Taxing Authority within the last three (3) years, (ii) Seller has not received from a Taxing Authority any: (A) written notice indicating an intent to open an audit or other review with respect to any Tax or any Tax Return filed by Seller; or (B) written notice of deficiency or proposed Tax adjustment; (iii) no extension or waiver of the limitation period applicable to any Tax has been granted by or requested from Seller (other than extensions obtained in the Ordinary Course of Business); (iv) no assessment, claim or Proceeding is pending or, to the Knowledge of Seller, pending or Threatened against Seller in respect of any Tax; (v) no written claim has ever been made by an authority in a jurisdiction where Seller has not filed a particular type of Tax Return or paid a particular type of Tax that Seller is or may be required to file such Tax Return or pay such type of Tax in such jurisdiction; (vi) Seller is not a party to any Contract with any Taxing Authority that would be terminated or materially affected as a result of the Transactions; and (vii) no Seller Party is a party to any Contract with any Taxing Authority that would be terminated or materially affected as a result of the Transactions.

(c)Tax Sharing Agreements.  No Seller Party is a party to or bound by any Tax sharing arrangement, Tax indemnity agreement or similar arrangement, other than any such agreement or arrangement entered into in the Ordinary Course of Business with vendors, customers, lessors, creditors or service providers the principal purpose of which is unrelated to Taxes.

(d)Liability for Tax of Another Person.  Seller has no Liability for the Taxes of any other Person by reason of being or having been a member of a group filing Tax Returns or liable for Taxes on a consolidated, combined, unitary or other similar basis, by operation of law, by reason of being or having been a successor or transferee or by Contract (other than a

Contract entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes).

(e)Tax Status of Purchased Assets.  Except as set forth in Schedule 4.16(e), (i) none of the Purchased Assets is property which is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) none of the Purchased Assets directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code; (iii) none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(f)Listed Transactions; Etc.  Seller has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(g)Foreign Tax. No Seller Party (with respect to such Seller Party or the RFG Business) (i) has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized; (ii) has ever engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country; or (iii) is, or ever has been, subject to Tax in a jurisdiction outside the country in which it is organized.

(h)Tax Withholding.  All material Taxes required by applicable Law to be withheld or collected for payment by Seller in connection with amounts paid or owing to any RFG Employee, Independent Contractor, creditor, shareholder or any other Third Party have been duly withheld and collected and have been timely paid to the appropriate Taxing Authority. Seller has complied with all material reporting and record retention requirements related to such Taxes.

Section 4.17Certain Events.  Except as set forth on Schedule 4.17, since the Interim Balance Sheet Date: (a) the RFG Business has been conducted only in the Ordinary Course of Business; (b) no Restricted Event has occurred; and (c) no event has occurred or, to Seller’s Knowledge, circumstance exists that has caused or would reasonably be expected to result in a Seller Material Adverse Effect.

Section 4.18Product Warranties.  The express warranties applicable to the services or products sold by the RFG Business is attached to or described on Schedule 4.18. Except as set forth on Schedule 4.18, there is no claim outstanding or Proceeding pending or, to Seller’s Knowledge, Threatened under any warranty of a Seller Party or any supplier to a Seller Party with respect to the RFG Business. Schedule 4.18 summarizes material warranty claims that have been asserted against any Seller Party within the past three (3) years (excluding immaterial product returns or refunds in the Ordinary Course of Business) with respect to the RFG Business, indicating for each claim whether it has been resolved or remains outstanding and, if resolved, the manner and cost of resolution. No warranty claim, individually or in the aggregate with other warranty claims, has had or would reasonably be expected to result in a material Liability that is not reserved or accrued on the Interim Balance Sheet or the Final Closing Balance Sheet. To

Seller’s Knowledge all of the products manufactured, sold, commercialized or delivered by Seller with respect to the RFG Business within the past five (5) years have conformed in all material respects with all applicable contractual commitments and all express or implied warranties applicable thereto.

Section 4.19Labor Matters.  Except as set forth on Schedule 4.19, (i) there is no existing collective bargaining agreement between Seller and any labor union with respect to the RFG Business; (ii) since January 1, 2019, no Seller Party has experienced any labor strikes, union organization attempts, requests for representation from any union, work slowdowns or stoppages or disputes due to labor disagreements with respect to the RFG Business, and, to the Knowledge of Seller, there is currently no such action Threatened against or affecting Seller; (iii) each Seller Party is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation with respect to the RFG Business, except to the extent that the failure to be in compliance with any such Law would not reasonably be expected to have a Seller Material Adverse Effect; and (iv) since January 1, 2019, no Seller Party has engaged in any unfair labor practice with respect to the RFG Business. There is no unfair labor practice charge or complaint against Seller or, to the Knowledge of Seller, Threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material Liability to Seller that would affect the RFG Business. No grievance or arbitration Proceeding arising out of any labor matter is pending or, to the Knowledge of Seller, Threatened against Seller that would reasonably be expected to result in material Liability to Seller that would affect the RFG Business.

Section 4.20RFG Employees.

(a)Schedule 4.20(a) accurately sets forth, with respect to each RFG Employee: (i) the name, title, job description and category (i.e. finance, logistics, IT, etc.) and classification of each RFG Employee, including exempt/nonexempt, salaried/unsalaried, full-time/part-time, and employer-sponsored immigration status, if any; (ii) each RFG Employee’s current annualized salary or base hourly rate; (iii) the current number of hours of vacation or similar paid time off that each RFG Employee has accrued; and (iv) whether the RFG Employee is receiving workers’ compensation or disability payments or is on leave or other inactive status. Each RFG Employee is employed on an “at will” basis and his or her employment may be terminated without any payment, severance or penalty obligation by a Seller Party. To Seller’s Knowledge, each RFG Employee is lawfully authorized to be employed in the United States. No Seller Party is subject to any agreement or requirement that it adopt an affirmative action plan or policy under any federal, state or local Law, or any requirement by a customer, in each case with respect to the RFG Business.

(b)No RFG Employee is a party to any Existing Employee Agreement.

(c)Except as set forth on Schedule 4.20(c), to Seller’s Knowledge, no RFG Employee is a party to any other employment, confidentiality, non-competition, proprietary rights or other similar Contract that would materially impact the performance of such RFG

Employee’s employment duties for Buyer to conduct the RFG Business in the same manner as currently conducted.

(d)With respect to the RFG Employees, Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authorities of the states or other jurisdictions where it is required to maintain such accounts, and each such account has a positive balance.

(e)The Seller Parties have consistently maintained workers’ compensation insurance in compliance with any applicable state Law for the past three (3) years with respect to the RFG Employees.

Section 4.21Independent Contractors.  Schedule 4.21 accurately sets forth the name and current rate of compensation of each individual Person who currently is an independent contractor of any Seller Party with respect to the RFG Business (each an “Independent Contractor”). All Independent Contractors have been, in the past three (3) years, and currently are, properly classified and treated by such Seller Party as Independent Contractors and not as employees for all federal, state, local, and foreign Tax purposes. Seller has fully and accurately reported its compensation to the Independent Contractors on IRS Forms 1099 (or otherwise in accordance with applicable Law) when required to do so. The Seller Parties have complied with all Laws that require overtime to be paid to any Independent Contractor and no Independent Contractor has, in the past three (3) years, brought in writing or, to Seller’s Knowledge, Threatened to bring a claim for unpaid compensation, including overtime amounts. During the past three (3) years, there has been no determination, inquiry, or audit by any Governmental Authority that any such Independent Contractor constitutes an employee of such Seller Party. Except as set forth on Schedule 4.21, no Persons are currently providing services to a Seller Party pursuant to a leasing agreement or similar type of arrangement, nor is any Seller Party a party to any agreement whereby services will be provided by such individuals, in each case with respect to the RFG Business.

Section 4.22RFG Employee Plans.

(a)Schedule 4.22(a) sets forth a list of each material RFG Employee Plan.

(b)Each RFG Employee Plan has been established, operated and administered in all material respects in accordance with its terms, and, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Law. Each RFG Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS (or with respect to a preapproved plan is entitled to rely on the opinion or advisory letter issued from the IRS to the preapproved plan sponsor), and to the Knowledge of Seller, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion or advisory letter from the IRS, as applicable.

(c)Neither Seller nor any ERISA Affiliate has at any time within the previous six (6) years contributed to, or has had any Liability or obligation in respect of, any: (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; or (ii) “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)Except as set forth on Schedule 4.22(d), no RFG Employee Plan exists that, as a result of the execution of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), will: (i) result in the payment of severance or any increase in severance pay for any RFG Employee, (ii) accelerate the time of payment or vesting for any RFG Employee under any RFG Employee Plan, (iii) result in any obligation to fund any RFG Employee Plan, or (iv) result in a payment to be made to any RFG Employee that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)No RFG Employee Plan provides post-retirement medical or life benefits to any RFG Employee, except for group health plan continuation coverage as may be required by Section 4980B of the Code or Part 6 of Subtitle B of Title 1 of ERISA or similar applicable state Law.

(f)Seller has provided Buyer with a list of each COBRA qualified beneficiary who is currently enrolled in group health coverage under Seller’s benefit plans, including the effective date of each qualified beneficiary’s COBRA coverage, the COBRA qualifying event for each qualified beneficiary, the health benefit option(s) the qualified beneficiary and any dependents are enrolled in and the most recent premium payment through date for each qualified beneficiary.

Section 4.23Real Property.  Seller does not own or lease any real property Related to the RFG Business other than the RFG Facility and the RFG Leased Facilities.

Section 4.24Customers and Suppliers.  Schedule 4.24 sets forth (i) a list of the ten (10) largest customers of the RFG Business by revenue (each a “Material Customer”) and (ii) the ten (10) largest suppliers of the RFG Business by cost (each a “Material Supplier”), and the amount of sales by or purchases from such Material Customers and Material Suppliers for (A) the fiscal year ended October 31, 2023 and (B) the six (6)-month period ending April 30, 2024. Since October 31, 2023, except as provided on Schedule 4.24, no Material Customer or Material Supplier has canceled, terminated or adversely modified in any material respect its relationship with the RFG Business and to the Knowledge of Seller, no Material Customer or Material Supplier intends to cancel, terminate or adversely modify in any material respect its relationship with the RFG Business.  No Seller Party has received any written notice or, to Seller’s Knowledge, oral notice, from a Material Customer or Material Supplier in the last three (3) years indicating that such Material Customer or Material Supplier intends to terminate or adversely modify its relationship with the RFG Business.

Section 4.25Contracts.

(a)Schedule 4.25(a) lists the following Contracts to which any Seller Party is a party or is bound Relating to the RFG Business (other than (A) those that have expired or terminated in accordance with their terms and have no continuing rights or obligations thereunder, (B) involve annual consideration of Three Hundred  Fifty Thousand Dollars

($350,000.00) or less, and (C) the RFG Employee Plans) (collectively, the “Material Contracts”):

(i)all Personal Property Leases;

(ii)any Contract (or group of related Contracts) which involve commitments to make capital expenditures or which provide for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of goods or services;

(iii)any Contract concerning a partnership or joint venture or otherwise involving a sharing of profits, losses, costs or Liabilities by a Seller Party with any other Person;

(iv)any Contract (or group of related Contracts) under which a Seller Party has created, incurred, assumed, or guaranteed any Seller Indebtedness, or under which it has imposed an Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

(v)any collective bargaining agreement or other Contract with any labor union or other RFG Employee Representative of a group of RFG Employees relating to wages, hours and other conditions of employment, in each case, with respect to the RFG Employees;

(vi)any Contract with an Independent Contractor providing labor or related services to the RFG Business on an exclusive basis;

(vii)any Contract with a temporary staffing agency that provides RFG Contract Workers to the RFG Business;

(viii)any Contract with respect to any Seller Intellectual Property, including all license agreements for software other than Shrink-Wrap Software or Publicly Available Software;

(ix)any Contract the primary purpose of which is to provide indemnification to or by a Seller Party outside the Ordinary Course of Business with respect to the RFG Business;

(x)any Contract prohibiting or limiting a Seller Party from freely engaging in the RFG Business anywhere in the world (including any Contracts containing any non-compete obligation);

(xi)any Contract granting any warranty outside of the Ordinary Course of Business with respect to any of the Purchased Assets;

(xii)any Contract that grants exclusive rights for the benefit of a party other than a Seller Party (including any right of first refusal, notice or negotiation) or restricts a Seller Party from freely setting prices for its products (including any most favored customer pricing) sold in the RFG Business;

(xiii)any Contract with a Material Customer;

(xiv)any Contract with a Material Supplier;

(xv)any power of attorney, grant of agency or material broker, agent, sales representative, dealer or distribution Contract;

(xvi)any Contract that requires a Seller Party to purchase its total requirement or a minimum specified amount of any good or service from a Third Party;

(xvii)any Contract that includes volume discounts, rebates, cost downs or price reductions, give backs or marketing arrangements; and

(xviii)any settlement agreement entered into during the three (3)-year period prior to the date of this Agreement or under which there remain ongoing payment obligations or Liabilities of a Seller Party; and

(xix)any Contract with any RFG Employee that (1) provides for any severance benefits, (2) provides for employment other than on an “at-will” basis, or (3) grants any equity or quasi-equity incentives or awards (any of the foregoing are hereinafter referred to as “Existing Employee Agreements”).

(b)Seller has delivered to Buyer a correct and complete copy of each Material Contract and each amendment thereto. Seller is not now, during the past three (3) years, has not been, and, to Seller’s Knowledge, no other party thereto has been in default under, breach of or non-compliance with any Material Contract. To Seller’s Knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under, or breach of or noncompliance with any Material Contract. During the past three (3) years, Seller has not, and to Seller’s Knowledge, no other party thereto has, repudiated any material provision of any Material Contract. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and, to Seller’s Knowledge, is not subject to any claims, charges, setoffs or defenses.

Section 4.26Environmental Matters.

(a)To Seller’s Knowledge, each Seller Party is, and during the last three (3) years has been, in compliance in all material respects with all Environmental Laws applicable to the operation of the RFG Business, the ownership or lease (as applicable) and operation of the RFG Facility and the RFG Leased Facilities and the ownership of the Purchased Assets. Except as set forth on Schedule 4.26(a), to Seller’s Knowledge, neither the RFG Business, the RFG Facility, the RFG Leased Facilities, is subject to any pending or Threatened (i) Proceeding; (ii) material violation, infraction or Liability from a violation of any Environmental Law; or (iii) claim, citation, complaint, Order, from (or any agreement with) any Governmental Authority respecting any actual or alleged release of Hazardous Substances or any actual, potential, or alleged violation of, non-compliance with, or Liability under any Environmental Law.

(b)To Seller’s Knowledge, each Seller Party has obtained and held, and has been in material compliance during the last three (3) years, with all Assigned Permits that are required pursuant to applicable Environmental Law for the operation of the RFG Business (“Environmental Permits”). Correct and complete copies of each Environmental Permit have been made available to Buyer prior to the date hereof. All such Environmental Permits are in full force and effect in all material respects in accordance with Environmental Law, and, during the last three (3) years, no Seller Party has received any written notice or, to Seller’s Knowledge, other notice from any Governmental Authority that any Environmental Permit is subject to any pending or Threatened material modification, revocation, limitation, withdrawal or termination. All Environmental Permits are assignable by such Seller Party to Buyer subject only to the preconditions set forth in Schedule 4.26(b).

(c)To Seller’s Knowledge, none of the RFG Facility or the RFG Leased Facilities, is listed on or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response Compensation and Liability Information System under CERCLA, any analogous state list or any other list maintained under an Environmental Law for contaminated or potentially contaminated sites. To Seller’s Knowledge, no part of the RFG Facility or any RFG Leased Facility is subject to or is being considered to be the subject of any enforcement Proceeding under Environmental Law.

(d)To Seller’s Knowledge, solely with respect to the RFG Business, during the last three (3) years, no Seller Party has produced, sold, used, stored, transported, handled, released, discharged, disposed of or arranged for the transportation, treatment or disposal of Hazardous Substances at or from any location except in material compliance with applicable Environmental Law.

(e)Seller has made available to Buyer accurate and complete copies of, in each case, solely with respect to the RFG Facility and the RFG Leased Facilities any and all environmental reports, studies, compliance audits, records, inspections, sampling data, site assessments and other similar documents which are in the possession or control of Seller or its Affiliates.

Section 4.27Intellectual Property.

(a)Seller Registered IP.  Schedule 4.27(a) contains a correct and complete list of all of Registered Intellectual Property owned by a Seller Party or SFFI or registered in its name and, in each case, Related to the RFG Business other than that specifically designated as an Excluded Asset pursuant to Section 2.2(d) (including the Seller-Developed IP to the extent such is Registered Intellectual Property) (collectively, the “Seller Registered IP”), including, as applicable, the filing date, application or registration number and expiration date. To the extent there is a pending application or registration in force would constitute a Seller Registered IP once such pending applicable or registration is filed, Schedule 4.27(a) sets forth the due dates for further Filings, maintenance and other payments falling due in respect of such Seller Registered IP within three (3) months following the Closing Date, and the current status of the corresponding registrations, Filings and applications. All fees, payments and Filings due as of the Closing Date with respect to all of the Seller Registered IP have been duly made. All items of the Seller Registered IP are subsisting and, to Seller’s Knowledge, are valid and in full force and effect.

(b)Seller-Developed IP.  Schedule 4.27(b) sets forth all of the Proprietary Rights consisting of computer software and software systems (including data, source code and object code, databases and related documentation) that has been developed in-house by Seller’s employees or developed by Independent Contractors for the sole ownership of and exclusive use of the Seller and, in each case, Relating to the RFG Business Date (the “Seller-Developed IP”). Except as set forth in Schedule 4.27(b), all of the Seller-Developed IP has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Library of Congress or another appropriate Governmental Authority where such registration, filing or issuance is necessary to conduct the RFG Business as presently conducted, except where the failure to do so would not cause a Seller Material Adverse Effect.

(c)Third-Party Software.  Schedule 4.27(c) sets forth all software licensed by any Seller Party from third parties Relating to the RFG Business (the “Third-Party Software,” which term shall not include Shrink-Wrap Software or Publicly Available Software), including the licensor thereof, the licensee fee and frequency of payment and the stated expiration date of such license. Schedule 4.27(c) also sets forth all of the material information technology licenses provided to the Seller Parties that are required to operate the RFG Business in substantially the same manner as currently conducted.

(d)Seller Intellectual Property.  The Seller Registered IP, the Seller-Developed IP and the Third-Party Software, together with any other Proprietary Rights owned or purported to be owned by any Seller Party member or SFFI and Relating to the RFG Business are collectively referred to as the “Seller Intellectual Property.” Except as set forth on the relevant Section of the Disclosure Schedules associated with such Sections or as set forth in Schedule 4.27(d), Seller is the sole and exclusive owner of, and has good and valid title to (free and clear of all Encumbrances, other than Permitted Encumbrances), or has a valid and enforceable license to use all Seller Intellectual Property.

(e)Licenses to Use Seller Intellectual Property.  Except as set forth on Schedule 4.27(e), (i) no Seller Party or SFFI currently grants to any Person any license to use any part of the Seller Registered IP or Seller-Developed IP or to market or distribute any part thereof; (ii) no Seller Party uses the Seller Intellectual Property other than in connection with the conduct of the RFG Business; and (iii) no Seller Party or SFFI has used any material Proprietary Rights in the conduct of the RFG Business since the Relevant Date that are not included in the Seller Intellectual Property.

(f)No Infringement.  To Seller’s Knowledge, neither the conduct of the RFG Business by Seller nor any item of the Seller Intellectual Property has, during the last three (3) years, infringed, violated, misappropriated, or unlawfully used, or is infringing, violating, misappropriating or unlawfully using, any Proprietary Rights of any Third Party. During the last three (3) years, no Seller Party or SFFI has received any written notice that the conduct of the RFG Business infringes, violates, misappropriates or unlawfully uses any Proprietary Rights of any Third Party. To Seller’s Knowledge, no Third Party is infringing, violating, misappropriating or unlawfully using, or Threatening to infringe, violate, misappropriate or unlawfully use, any of the Seller Intellectual Property. No Seller Party or SFFI has since the Relevant Date sent a written notice to any Third Party asserting any such infringement, violation, misappropriation or unlawful use of the Seller Intellectual Property. None of the

Seller Intellectual Property is subject to any outstanding Order restricting or limiting its use in any manner.

(g)Seller IP Personnel Agreements.  All Seller-Developed IP has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. To the Knowledge of Seller, (A) no former and current member of management or key personnel of Seller, including all former and current employees, agents, consultants and Independent Contractors, in each case, who have materially contributed to or participated in the conception and development of the Seller-Developed IP (collectively, “Seller IP Personnel”), has any claim against Seller in connection with such Person’s involvement in the conception and development of any Seller-Developed IP, and no such claim has been asserted or Threatened in writing during the last three (3) years and (B) none of the RFG Employees has any Patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the RFG Business, which Patents or applications have not been assigned to the applicable Seller Party with such assignment duly recorded in the United States Patent and Trademark Office.

(h)Shrink-Wrap Software and Publicly Available Software.  No representation and warranty is made herein as to Shrink-Wrap Software or Publicly Available Software.

Section 4.28Information Technology; Security and Privacy.

(a)Seller IT Systems.  All information technology and computer systems Related to the RFG Business, including Seller Intellectual Property and all hardware, networks, interfaces, and related systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, Related to the RFG Business (collectively, “Seller IT Systems”) have been reasonably maintained, in all material respects, in accordance with applicable Law. Seller has in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to conduct the RFG Business (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, conducting the RFG Business.

(b)Seller Data.  All right, title and interest in and to the data generated or stored in the Seller IT Systems or otherwise included in the Seller Intellectual Property and all other information (including personal information regarding any Person) that is material to operation of the RFG Business and contained in any database used or maintained by a Seller Party (collectively, the “Seller Data”) is owned by the applicable Seller Party, free and clear of all Encumbrances except Permitted Encumbrances. Seller has established and is in compliance with a written information security program covering Seller that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Seller Data; and (ii) is designed to protect against unauthorized use, access, interruption, modification or corruption of the Seller IT Systems, Seller Data, and the systems of any Third Party service providers that have access to Seller Data or Seller IT Systems. Seller tests such information security program on a periodic basis, and such program has proven effective upon testing in all material respects.

(c)No Breaches.  Since the Relevant Date, to Seller’s Knowledge, there has not been any (i) material disruption, interruption, outage or continued substandard performance affecting any part of the Seller IT Systems; (ii) material incidents of data security breaches or other unauthorized use, access, interruption, modification or corruption of any part of the Seller IT Systems or any Seller Data; or (iii) written complaints, or audits, Proceedings or investigations conducted or written claims asserted by any Person against Seller regarding (A) any actual or alleged security breach or other unauthorized use, access, interruption, modification or corruption of any part of the Seller IT Systems; or (B) the collection or use of Seller Data.

Section 4.29Insurance.  Schedule 4.29 lists the insurance policies of which any Seller Party is a policyholder Relating to the RFG Business or a that provide coverage for any Purchased Asset (including, without limitation, any policies for the RFG Facility or an RFG Leased Facility) (collectively, the “Insurance Policies”), and for each such Insurance Policy indicates: (a) the name of the insurer; (b) the deductible or self-insurance retention amount and the coverage limit; (c) the type of insurance; (d) the policy number; (e) the expiration date; (f) all co-insured or additional insured; and (g) material pending claims under such Insurance Policy Relating to the RFG Business or any of the Purchased Assets. Correct and complete copies of each such Insurance Policy have been delivered to Buyer.

Section 4.30Compliance with Laws.  Except as set forth on Schedule 4.30, to Seller’s Knowledge, Seller is not subject to or Threatened with a Seller Material Adverse Effect as a consequence or as a result of the failure of a Seller Party to comply with a Law applicable to the RFG Business.

Section 4.31Affiliate Transactions.  Except as set forth on Schedule 4.31, no Affiliate of any Seller Party (i) owns any property or right, whether tangible or intangible, that is Related to the RFG Business; (ii) has any claim or cause of action against the RFG Business; (iii)  is a party to any Contract, written or oral, with a Seller Party Relating to the RFG Business; or (iv) provides services or resources to a Seller Party Relating to the RFG Business.

Section 4.32No Brokers.  No Seller Party nor anyone acting on any of their behalf has incurred or will incur a Liability or obligation to pay fees or commissions to a broker, finder or agent with respect to the Transactions for which Buyer or its Affiliates could be or become liable.

Section 4.33Exclusivity of Representations. The representations and warranties made by the Seller Parties in this Article 4 are the exclusive representations and warranties made by the Seller Parties.  Except for the representations and warranties contained in this Article 4 neither any Seller Party nor any other Person has made or makes any other representation or warranty, either written or oral, on behalf of any Seller Party, and the Seller Parties hereby disclaim any other express or implied representations or warranties with respect to any matter whatsoever.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF F&S AND BUYER

F&S and Buyer, jointly and severally, each makes the following representations and warranties to the Seller Parties to induce the Seller Parties to enter into this Agreement and to consummate the Transactions:

Section 5.1Organization and Ownership. F&S is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2Authority, Authorization and Enforceability.  Each of F&S and Buyer has all necessary power and authority to execute and deliver this Agreement and all Transaction Documents to be executed, delivered and performed by it or to which it is a party (each a “Buyer-Related Document”), to perform its obligations hereunder and thereunder and for such Party to consummate the Transactions. The execution, delivery and performance of each Buyer-Related Document to which it is a party by each of F&S and Buyer and the consummation by F&S and Buyer of the Transactions have been duly and validly authorized by all necessary action of each of F&S and Buyer, and no other proceedings or action on the part of F&S or Buyer is necessary to authorize this Agreement and the other Transaction Documents to which it is a party or for F&S and Buyer to consummate the Transactions. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each other Buyer-Related Document to which it is a party constitutes the legal, valid and binding obligation of F&S and Buyer, enforceable against it in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy or insolvency laws or other similar Laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 5.3No Conflict.  The execution, delivery and performance by F&S and Buyer of each Buyer-Related Document will not: (a) contravene the Organizational Documents of F&S or Buyer or result in a breach of, constitute a default under, give rise to any right under or otherwise terminate or modify any Contract to which F&S or Buyer is a party; or (b) violate a Law or Order applicable to F&S or Buyer.

Section 5.4No Third-Party Approval or Consent.  No Consent, authorization, order or approval of, or Filing or registration with, any Governmental Authority or other Person is required for the execution and delivery by F&S or Buyer of any Buyer-Related Document.

Section 5.5Litigation.  There is no Proceeding or Order pending against F&S or Buyer or any Affiliate thereof, which would reasonably be expected to prevent, hinder or delay the consummation of the Transactions.  There is no Proceeding pending or Threatened, that questions the legality or propriety of the Transactions.

Section 5.6Financial Capability.  Buyer will have at Closing sufficient funds to satisfy its monetary obligations due at the Closing under this Agreement. As of the date hereof, Buyer does not have any knowledge that it will not, at the time that any payments are due after the Closing under this Agreement, have sufficient funds to make such payments.

Section 5.7Solvency.  Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Buyer shall be solvent.

Section 5.8Independent Investigation.  Each of F&S and Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Seller Parties, the Purchased Assets, the Assumed Liabilities, the RFG Business and the Transactions, and (b) has been furnished with, or given adequate access to, such information about the Seller Parties, the Purchased Assets, the Assumed Liabilities, the RFG Business and the Transactions as it has requested.  Each of F&S and Buyer further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Seller Parties are the representations, warranties, covenants and agreements made in this Agreement and any applicable Transaction Document and neither F&S nor Buyer has relied upon any other representations or other information made or supplied by or on behalf of any Seller Party or by any of its Affiliates or Representatives, including any information provided by or through data rooms or other due diligence information and that F&S and Buyer will not have any right or remedy arising out of any such representation or other information, (ii) any claims that F&S or Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Seller Parties set forth in Article 4 (as modified by the Disclosure Schedules) and (iii) except as expressly set forth in this Agreement, Buyer shall acquire the Purchased Assets, the RFG Business and the Assumed Liabilities without any representation or warranty, express or implied, as to the condition, merchantability, usage, suitability or fitness for any particular purpose, in “as is” condition and on a “where is” basis.  In connection with F&S’s, Buyer’s and its Affiliates’ investigation of the RFG Business, F&S, Buyer and their Affiliates have received from or on behalf of the Seller Parties certain projections, including projected statements of operating revenues and income from operations of the RFG Business and certain business plan information of the RFG Business.  Each of F&S and Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that F&S, Buyer and their Affiliates are familiar with such uncertainties, that F&S, Buyer and their Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that F&S, Buyer and their Affiliates shall have no claim against any Seller Party or any of their Affiliates or any Representatives of the foregoing with respect thereto.

Section 5.9No Brokers.  Neither F&S nor Buyer nor anyone acting on their behalf has incurred or will incur a Liability or obligation to pay fees or commissions to a broker, finder or agent with respect to the Transactions for which any Seller Party or its Affiliates could be or become liable.

ARTICLE 6

COVENANTS AND AGREEMENTS

The applicable Parties covenant and agree as follows:

Section 6.1Public Announcements.  At Closing, the Parties shall issue a joint press release on terms mutually agreed in writing. Other than such joint press releases, except (a) as and to the extent required by Law, regulation or applicable listing rules, (b) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or any Transaction Document, (c) that the Parties may disclose this Agreement and the Transactions to their Representatives (provided that the disclosing party shall be liable for any breach of confidentiality by its Representatives); and (d) in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the Transactions, any public announcement concerning this Agreement and the Transactions shall only be made by mutual written agreement of the Parties.

Section 6.2Restrictive Covenants.

(a)Non-Competition.  Subject to the terms of the Agreement, including Section 6.2(f), during the Restrictive Period, no Seller Party shall, and each Seller Party will cause their respective Affiliates not to, directly or indirectly: (i) compete with the RFG Business in the Restricted Area, as such business is conducted on the Closing Date or in the twelve (12)-month period preceding the Closing Date, or (ii) participate in the ownership, management, financing or control of, or act as an employee, advisor, consultant or agent to, whether or not for consideration, a Person that engages in the RFG Business in the Restricted Area; provided, however, that such Person shall not be prohibited from (A) owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Person has no active participation in the business of such corporation, (B) owning and leasing real property to any Person that engages in the RFG Business, (C) or providing services or products to Buyer, F&S or any of their Affiliates.  For avoidance of doubt, any activities pursuant to the Transition Services Agreement shall not be deemed in violation of this Section 6.2.

(b)Non-Raiding.  Subject to the terms of the Agreement, including Section 6.2(f), during the Restrictive Period, no Seller Party shall, and each Seller Party will cause their respective Affiliates not to, directly or indirectly: (i) solicit for hire a then-current RFG Employee employed by Buyer or any of its Affiliates; (ii) encourage, induce, seek to encourage or induce, or assist another Person to encourage, induce or seek to encourage or induce a then-current RFG Employee, Independent Contractor, customer, supplier or creditor of, or another Person having a business relationship with, Buyer or any of its Affiliates, in each case, with respect to the RFG Business, to cease or adversely change its, his or her business relationship or dealings with Buyer or any such Affiliate; or (iii) in any way intentionally interfere with the relationship between Buyer or its Affiliates and an RFG Employee, Independent Contractor, customer, supplier or creditor of, or another Person having a business relationship with Buyer, in each case, with respect to the RFG Business, except that the foregoing shall not apply to (A) solicitation through third party executive search or employment agencies (where neither a Seller Party nor any of its Affiliates provided guidance as to the targeting of any specific individual) or (B) solicitation through job postings, advertising of positions that are not specifically targeted at any particular individual or the RFG Employees, in each case of the foregoing clauses (A) and (B), so long as no such Person that is solicited in such respect is hired by a Seller Party in the twelve (12)-month period following the Closing Date.

(c)Seller Non-Disclosure.  From the date of this Agreement and for a period of two (2) years thereafter, no Seller Party shall, and each Seller Party will cause their respective Affiliates not to, directly or indirectly, use or disclose to another Person any RFG Business Information other than such information that: (i) is in or enters the public domain through no fault of any Seller Party or any of their respective Affiliates, (ii) becomes available to a Seller Party or any of its Affiliates after the Closing Date directly or indirectly from a source other than Buyer or its Affiliates, provided, however, that, to such Seller Party’s or its Affiliates’ Knowledge, such source is not bound by a confidentiality agreement with Buyer or its Affiliates or is not otherwise prohibited from transmitting the information to such Seller Party or its Affiliate, or (iii) to the extent required by Law, regulation or applicable listing rules to be disclosed. If any Seller Party or any of their Affiliates is so required to disclose such information, then such Seller Party shall, if legally permitted, provide Buyer notice thereof a reasonable time before complying with the disclosure requirement so that Buyer (or, if applicable, its Affiliate) may seek, at Buyer’s expense, an appropriate protective order, and such Seller Party shall (and, if applicable, will cause their Affiliates to) cooperate with the reasonable efforts of Buyer (or, if applicable, its Affiliate), at Buyer’s expense, to obtain the protective order; provided that the foregoing shall not preclude any Seller Party or its Affiliates from disclosing RFG Business Information (A) in order to satisfy the Retained Liabilities, (B) to defend or pursue claims under this Agreement or the Transaction Documents or (C) to its Representatives provided that such disclosing party shall be liable for any breach of confidentiality by its Representatives.

(d)Buyer Non-Disclosure.  From the date of this Agreement and for a period of two (2) years thereafter, neither Buyer nor F&S shall, and each Buyer and F&S will cause their respective Affiliates not to, directly or indirectly, use or disclose to another Person any proprietary or confidential information (including any and all combinations of individual items of information) of any Seller Party that is not RFG Business Information (“Seller Information”) other than such information that: (i) is in or enters the public domain through no fault of Buyer or F&S or any of their respective Affiliates, (ii) becomes available to Buyer or F&S or any of their Affiliates after the Closing Date directly or indirectly from a source other than a Seller Party or its Affiliates, provided, however, that, to Buyer’s, F&S’s or its Affiliates’ knowledge, such source is not bound by a confidentiality agreement with a Seller Party or its Affiliates or is not otherwise prohibited from transmitting the information to Buyer, F&S or their respective Affiliates, or (iii) to the extent required by Law, regulation or applicable listing rules to be disclosed.  If any Buyer or F&S or any of their Affiliates is so required to disclose such information, then such Buyer or F&S, as applicable, shall, if legally permitted, provide Seller notice thereof a reasonable time before complying with the disclosure requirement so that Seller (or, if applicable, its Affiliate) may seek, at Seller’s expense, an appropriate protective order, and such Buyer and F&S shall (and, if applicable, will cause their Affiliates to) cooperate with the reasonable efforts of Seller (or, if applicable, its Affiliate), at Seller’s expense, to obtain the protective order; provided that the foregoing shall not preclude Buyer, F&S or their Affiliates from disclosing Seller Information (A) in order to satisfy the Assumed Liabilities, (B) to defend or pursue claims under this Agreement or the Transaction Documents or (C) to its Representatives provided that such disclosing party shall be liable for any breach of confidentiality by its Representatives.

(e)Non-Disparagement.  During the Restrictive Period, no Party will, and each will cause its Affiliates not to, directly or indirectly, intentionally disparage or make any negative or disparaging communication of any kind regarding any other Party.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or Filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or statements made in a dispute or Proceeding brought pursuant to or in connection with this Agreement or any Transaction Document.

(f)Reasonableness of Covenants.  If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope is too broad, the restrictive time period will be deemed to be the longest period and the geographic coverage and scope will be deemed to comprise the largest coverage and scope, in either instance, as is permissible under applicable Law. It is the Parties’ intent, and a critical inducement to Buyer entering into this Agreement and the Transaction Documents and consummating the Transactions, to protect and preserve the RFG Business and goodwill of the RFG Business, and thus the Parties agree that the time period and the geographic coverage and scope of the covenants set forth in this Agreement are reasonable and necessary. If a Party or any of their Affiliates breaches any of the foregoing covenants, the non-breaching Party will be entitled to seek specific performance and any other requested injunctive and other equitable relief in any court of competent jurisdiction, without the requirement of posting a bond or other security or proving the lack or inadequacy of a remedy at Law.

(g)Tolling of Restrictive Period. In the event of any breach or violation by a Seller Party or any of their Affiliates of any of the covenants set forth in this Section 6.2, the Restrictive Period shall be tolled and added to the original Restrictive Period for the period of such breach or violation, provided that such breach is agreed to in writing by the Seller Party or finally determined by a court of competent jurisdiction.

Section 6.3Further Assurances; Wrong Pockets.

(a)After Closing, each Seller Party shall, and shall cause its Affiliates to, without further consideration, execute and deliver such other documents and take such other actions as Buyer may reasonably request in order (i) to confirm or evidence the transfer to Buyer of the Purchased Assets; or (ii)  to otherwise consummate the Transactions. Buyer will, without further consideration, take such other action and execute and deliver such other documents as Seller may reasonably request in order to assume all of the Assumed Liabilities and to consummate the Transactions.

(b)If, after the Closing Date, Buyer or a Seller Party in good faith identify any asset owned by a Seller Party or an Affiliate of a Seller Party that that should have been, but inadvertently was not, transferred to Buyer as a Purchased Asset, then such Seller Party will transfer or cause to be transferred such asset to Buyer for no additional consideration. If, after the Closing Date, Buyer or a Seller Party in good faith identify any asset that is an Excluded Asset that should not have been, but inadvertently was, transferred to Buyer or of which Buyer is otherwise in possession, then Buyer will transfer or cause to be transferred such asset to the applicable Seller Party or its designee for no consideration. If any Assumed Liability was inadvertently not transferred to and assumed by Buyer at Closing, the applicable Seller Party will promptly transfer and deliver (or cause to be transferred and delivered) such Assumed Liability to Buyer (or its designee), and Buyer will assume such Assumed Liability in accordance with the terms of this Agreement. If any Retained Liability was inadvertently transferred to Buyer at Closing, Buyer will promptly transfer such Retained Liability back to the applicable Seller Party (or its designee) and such Seller Party (or its designee) will assume such Retained Liability.  Prior to any such transfer, such transferor will (and will be deemed to) hold such asset or liability in trust for such transferee effective as of Closing.

Section 6.4Tax Matters.

(a)Tax Returns.  Following the Closing, Buyer and Seller shall reasonably cooperate with each other incident to the preparation and filing of any Tax Return, including any applicable Straddle Period Tax Return, and shall use commercially reasonable efforts to make available to the other, as reasonably requested and at the expense of the requesting Party, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of the Parties and any information which may be relevant to determining the amount of any Taxes payable under this Agreement.

(b)Tax Contests.  After the Closing, the Parties shall promptly notify each other Party in writing upon the commencement of any Tax audit, suit, action or Proceeding (each a “Tax Contest”) relating to the RFG Business or the Purchased Assets for which a Seller Party is liable under this Agreement. Seller shall have control over any such Tax Contest relating to a Pre-Closing Tax Period and Buyer shall have control over any such Tax Contest relating to a Post-Closing Tax Period, which control shall include, subject to the immediately following sentence, the right of the Party in control of the Tax Contest to settle, compromise and/or concede any such Tax Contest and the right to employ counsel of their choice at their expense; provided, however, that each Party in control of a Tax Contest shall keep the other Party apprised of all developments relating to the Tax Contest, shall provide the other Party with copies of all correspondence from any Taxing Authority relating to any such Tax Contest, and shall conduct the defense of such Tax Contest diligently and in good faith. In each case, the Party not in control of the Tax Contest shall have the right to participate in such Tax Contest at its own expense, and the Party in control of the Tax Contest shall not settle, compromise and/or concede such Tax Contest in any manner that would subject the other Party to Liability without the Consent of the other Party, which Consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, to the extent that this Section 6.4(b) and Article 7 overlap, the provisions of this Section 6.4(b) will apply.

(c)Transfer Taxes.  Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added, and other similar Taxes and fees that may be imposed or assessed as a result of the Transactions, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties, imposed or assessed as a result of the Transactions (collectively, “Transfer Taxes”), up to the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) will be paid by Seller when due and any excess will be paid by Buyer when due. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use its reasonable best efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Buyer and Seller will reasonably cooperate in the timely completion and filing of all such Tax Returns. Seller will promptly pay all Transfer Taxes for which it is responsible hereunder. Any Transfer Taxes resulting from any subsequent increase in Purchase Price will be borne in accordance with the provisions of this Section 6.4(c). Any payments made under this Section 6.4(c) will be accounted for as an adjustment to the Purchase Price to the extent required by Law.

(d)Straddle Period Allocation.  Taxes for any Tax period that begins on or before and ends after the Closing Date shall be allocated to periods ending on or before the Closing Date and after the Closing Date as follows: any allocation of (i) Taxes, other than those referred to in the succeeding clause (ii) shall be made by means of a closing of the books and records of Seller as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period after the Closing date in proportion to the number of days in each such period, and (ii) property Taxes and ad valorem Taxes shall be allocated between such two periods in proportion to the number of days in each such period.

Section 6.5Collection of Funds Relating to Purchased Assets.  After Closing, each Seller Party shall hold and promptly remit to Buyer any cash, checks (with appropriate endorsements) or other property received by such Seller Party following Closing that are included among the Purchased Assets, properly belong to Buyer under this Agreement or relate to the RFG Business for periods after Closing. For a period of two (2) years after Closing, Buyer may, upon reasonable notice and at its expense, audit the Books and Records of any Seller Party to ensure compliance with this Section 6.5; provided, that Buyer may not exercise this right more than twice during any twelve (12) month period following the Closing. From and after Closing, each Seller Party hereby appoints Buyer as its attorney-in-fact to endorse the name of any Seller Party on any check or other evidences of payments including in the Purchased Assets.

Section 6.6RFG Employees and RFG Contract Workers.

(a)Employment Offers.  Buyer shall have extended offers of employment to all (as of the Closing Date) RFG Employees who have successfully completed Buyer’s customary background check and screening processes, effective as of the Closing Date, on terms and conditions determined by the Buyer in good faith. RFG Employees who have been offered and have accepted Buyer’s offer of employment as of the Closing Date are referred to herein as “Transferred RFG Employees” and such Transferred RFG Employees’ employment with any Seller Party has been terminated on the Closing Date.

(b)Transferred RFG Employees.

(i)Buyer shall be responsible for all employment-related Liabilities and obligations for all Transferred RFG Employees accruing on and after the Closing Date and in accordance with Buyer’s employment offers to and employment of the Transferred RFG Employees (the “Post-Closing Employee Liabilities”). Seller shall be responsible for all Liabilities and obligations with respect to such Transferred RFG Employees accrued before the

Closing Date, and such Liabilities and obligations are Retained Liabilities for all purposes of this Agreement. In accordance with applicable Law, Seller shall pay in full to the Transferred RFG Employees any and all unpaid compensation and benefits, including, without limitation, base salary, wages, bonuses, commissions and other forms of incentive compensation, vacation and paid-time-off, in each case, accrued prior to the Closing Date (such payments and amounts, the “Accrued Amounts”).

(ii)The Parties intend, to the extent permitted by applicable Law, that the Transactions shall not constitute a severance or termination of employment of any Transferred RFG Employee prior to or upon the Closing for purposes of any severance or termination of any RFG Employee Plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that Transferred RFG Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing.

(iii)Seller shall be responsible for all Liabilities for Proceedings of Transferred RFG Employees incurred prior to the Closing Date under any RFG Employee Plan. For purposes of this Section 6.6(b)(iii), a Proceeding will be deemed “incurred”: (i) on the date that the medical, dental or vision service was rendered for purposes of medical, dental and vision programs; and (ii) on the date that the event that gives rise to the claim occurs for purposes of life insurance, severance, and accident/disability programs. Notwithstanding anything in this Agreement to the contrary, Buyer will not assume any RFG Employee Plan. No Transferred RFG Employee shall accrue any benefits under any RFG Employee Plan with respect to service performed with Buyer or any of its Affiliates on or after the Closing Date.

(iv)Buyer shall be responsible for all of the severance compensation (the “Post-Closing Severance Obligation”) due to RFG Employees to whom Buyer has not offered employment post-Closing and who do not continue to be employed by a Seller Party following Closing (the “Non-Continuing RFG Employees”), in accordance with the severance policy attached hereto as Exhibit G; provided, however, that Buyer shall not be responsible for severance compensation for any RFG Employee to whom Buyer did not offer employment because such RFG Employee failed Buyer’s customary background check and screening processes.

(c)RFG Contract Workers. Prior to the Closing Date, the Seller Parties shall have used commercially reasonable efforts to request all temporary staffing agencies that provide RFG Contract Workers to the RFG Business to pay all amounts due to all such RFG Contract Workers in respect of work performed prior to the Closing Date.

(d)Continuing Employees.  Buyer will not assume or become responsible for any Liability or obligations with respect to any current or former employees of Seller other than the Post-Closing Employee Liabilities and the Post-Closing Severance Obligation. All such other employee-related Liabilities or obligations are Retained Liabilities for the purposes of this Agreement. All employees of Seller and the other Seller Parties other than the Transferred RFG Employees are herein referred to as the “Continuing Employees.” Seller shall be responsible for all Liabilities and obligations with respect to all Continuing Employees including but not limited to any Liabilities related to any RFG Employee Plans.

(e)No Third-Party Beneficiaries.

(i)The Parties expressly acknowledge and agree that the matters and agreements set forth in this Section 6.6 are strictly agreements between Seller and Buyer and no Transferred RFG Employee or Continuing Employee has: (i) any rights (directly, as a third-party beneficiary or otherwise) under this Section 6.6; (ii) any right to enforce any of the agreements set forth in this Section 6.6; or (iii) any right to continuance of employment or any other service relationship with the Seller, Buyer or any of their Affiliates.

(ii)Nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any RFG Employee Plan.

(f)WARN Laws.  Buyer shall make any Filings and shall deliver any notices following the Closing required in connection with the Transactions under the WARN Laws, and similar state and local laws related to plant closings, relocations, mass layoffs and employment so that no Seller Party shall have any Liability under the WARN Laws or any similar state or local Law as a result of the Transactions.  Buyer shall be solely responsible for any Liability under the WARN Laws or any similar state or local Law, to any RFG Employee who is found to have suffered an “employment loss” under the WARN Laws on or after the Closing Date, and any and all other Liabilities arising out of or resulting from any such employment loss or to provide pay in lieu of notice pursuant to the WARN Laws or any similar state or local Law.

Section 6.7Use of Seller’s Names.  From and after the Closing Date, all Seller Parties shall cease and discontinue all uses of (i) the business name “Renaissance Food” and all other business names Relating to the RFG Business either alone or in combination with other words; (ii) all trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and internet domain names that are Seller Intellectual Property and (iii) any trademarks, service marks, trade dress, trade names, corporate names, logos and slogans confusingly similar to any of the foregoing. Within three (3) Business Days of the Closing Date, RFG shall file an amendment to its Certificate of Formation and all other required Filings and documentation with the Delaware Secretary of State to remove the words “Renaissance Food” from RFG’s corporate name and shall file appropriate amendments to any jurisdictions where RFG has been authorized to do business reflecting such new corporate name.

Section 6.8Consents; Failure to Obtain Consents.  Each Seller Party shall provide any information or assistance reasonably requested by Buyer in connection with the assignment of Assigned Contracts. To the extent that a Seller Party’s rights under any Assigned Contract, or any other Purchased Asset, may not be assigned to Buyer without the Consent of a Third Party which has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties and Buyer shall use their reasonable best efforts for a period of six (6) months following the Closing to obtain any such required Consent(s) as promptly as possible.  Notwithstanding the foregoing, from and after the Closing Date, Buyer shall be responsible for all liabilities and obligations arising after the Closing under such Assigned Contracts for which Consent was not obtained prior to the Closing.  If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question such that Buyer would not in effect acquire the benefit of all such rights, such Seller Party shall use its reasonable best efforts for a period of twelve (12) months after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall reasonably cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 6.9Insurance Coverage.  From and after the Closing Date, the Purchased Assets and the RFG Business shall cease to be insured by any Seller Party’s and/or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Buyer nor its Affiliates shall have a right to make any claim under such policies.  For the avoidance of doubt, the Seller Parties and their Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs.

Section 6.10Termination of Amended and Restated License Agreement.  The Parties agree that the Amended and Restated License Agreement dated as of January 1, 2017, by and between Buyer and RFG is hereby terminated effective as of the Closing.

Section 6.11Access to Records After Closing.

(a)For a period of seven (7) years after the Closing Date, the Seller Parties and their Representatives shall have reasonable access to all of the books and records of the RFG Business that are not otherwise available to the Seller Parties in electronic format (including, but not limited to, the Transferred Books and Records), to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the RFG Business prior to the Closing Date, including the preparation of such Seller Party’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Proceedings, and any other reasonable need of a Seller Party to consult such books and records.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  If any such books or records, or any other documents which the Seller Parties have the right to have access to pursuant to this Section 6.11(a) are produced by Buyer or any of its Affiliates, to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), Buyer shall endeavor to immediately make all such books, records and/or documents produced available for inspection and copying by the Seller Parties concurrently with the production of such books, records and/or documents.  In addition, if Buyer or any of its Affiliates shall desire to dispose of any of such books or records prior to the expiration of such ten (10)-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such books and records as the Seller Parties may select.

(b)Buyer shall provide to the Seller Parties, upon request, reasonable assistance by providing employees of Buyer to act as witnesses and preparing documents, reports and other information requested by a Seller Party in support of the activities described in Section 6.11(a).

(c)The Seller Parties may retain copies of any Contracts, documents or records of the RFG Business: (i) for archival purposes, (ii) which relate to properties or activities of a Seller Party that are unrelated to the RFG Business, (iii) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege or (iv) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

Section 6.12Release.

(a)Buyer and F&S agree that, effective as of the Closing Date, Buyer and F&S (on behalf of themselves and their Affiliates) shall be deemed to have irrevocably and forever released and discharged each Seller Party and its Affiliates and their respective Representatives (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) (the “Seller Releasees”) from any and all disputes, claims, demands, charges, complaints, Proceedings, causes of action, damages, obligations and Liabilities of any kind or nature whatsoever (whether known or unknown, matured or unmatured, liquidated or contingent and whether at law or in equity), relating to, arising out of or in any way connected with the RFG Business, the Purchased Assets or the Assumed Liabilities from the beginning of time through the Closing Date; provided, however, that such release shall not operate to release such Person from (i) any indemnity obligations, if any, under Article 7; (ii) rights under this Agreement or any of the other Transaction Documents; or (iii) Liability for Fraud. Buyer and F&S acknowledge that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  Buyer and F&S acknowledge that such provisions are designed to protect a Party from waiving claims which it does not know exist or may exist.  Nonetheless, Buyer and F&S agree that, effective as of the Closing Date, Buyer and F&S shall be deemed to waive any such provision.  Buyer and F&S further agree that Buyer and F&S shall not, nor permit any Affiliate thereof to, (A) institute a lawsuit or other legal Proceeding based upon, arising out of, or relating to any of the released claims, (B) participate, assist, or cooperate in any such Proceeding or (C) encourage, assist and/or solicit any Third Party to institute any such Proceeding.  The provisions of this Section 6.12(a) are intended to be for the benefit of, and shall be enforceable by, each Seller Releasee and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that each such Person is an express third-party beneficiary of, is intended to benefit from, and may enforce its rights under this Section 6.12(a).

(b)Each Seller Party agrees that, effective as of the Closing Date, such Seller Party shall be deemed to have irrevocably and forever released and discharged Buyer, F&S and any Affiliate thereof and their respective Representatives (the “Buyer Releasees”) from any and all disputes, claims, demands, charges, complaints, Proceedings, causes of action, damages, obligations and Liabilities of any kind or nature whatsoever (whether known or unknown, matured or unmatured, liquidated or contingent and whether at law or in equity), relating to, arising out of or in any way connected with the RFG Business, the Purchased Assets or the Assumed Liabilities from the beginning of time through the Closing Date; provided, however, that such release shall not operate to release such Person from (i) any indemnity obligations, if any, under Article 7; (ii) rights under this Agreement or any of the other Transaction Documents; or (iii) liability for Fraud.  Each Seller Party acknowledges that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  Each Seller Party acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist.  Nonetheless, each Seller Party agrees that, effective as of the Closing Date, such Seller Party shall be deemed to waive any such provision.  Each Seller Party further agrees that such Seller Party shall not, nor permit any Affiliate thereof to, (A) institute a lawsuit or other legal Proceeding based upon, arising out of, or relating to any of the released claims, (B) participate, assist, or cooperate in any such Proceeding or (C) encourage, assist and/or solicit any Third Party to institute any such Proceeding.  The provisions of this Section 6.12(b) are intended to be for the benefit of, and shall be enforceable by, each Buyer Releasee and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that each such Person is an express third-party beneficiary of, is intended to benefit from, and may enforce its rights under this Section 6.12(b).

Section 6.13Seller Party Guarantees.  The Parties acknowledge and agree that the applicable counterparties to those certain Guarantees of the applicable Seller Parties and those certain RFG Leases set forth on Schedule 6.13 (the “Seller Guarantees”) have not Consented to release and terminate the Seller Guarantees in connection with the Transactions.  From and after the Closing, Buyer and F&S shall, jointly and severally (a) indemnify the Seller Parties for any Damages incurred by reason of the Seller Guarantees that arise after the Closing Date and are attributable to any period after the Closing Date, (b) use best efforts to terminate and replace the Seller Guarantees as soon as reasonably practicable following the Closing (including by offering a replacement Guarantee by Buyer, F&S or their Affiliates) and (c) not amend or assign the Seller Guarantees or amend, extend (including by exercising an option related thereto) or assign any underlying Contract relating to the Seller Guarantees to the extent that such amendment or extension would adversely modify the obligations under the Seller Guarantees.

ARTICLE 7

INDEMNIFICATION

Section 7.1Indemnification by Seller Parties.  Subject to the other terms and conditions of this Article 7, the Seller Parties shall, jointly and severally, defend, indemnify and hold harmless Buyer and its Affiliates and their respective Representatives, officers, directors, shareholders, members, employees, successors, and assigns (collectively, the “Buyer Indemnified Persons”) from and against all Damages resulting, directly or indirectly, from:

(a)any inaccuracy or breach of any representation or warranty made by a Seller Party in this Agreement or in any certificate delivered by a Seller Party pursuant to this Agreement, as of the date of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller Party pursuant to this Agreement or any other Transaction Document (other than the Facility Purchase Agreement) or any certificate or instrument delivered by or on behalf of a Seller Party pursuant to this Agreement; or

(c)any Liability of a Seller Party imposed upon Buyer that is not an Assumed Liability;

(d)any Liability imposed upon Buyer from a Seller Party’s failure to file a required Tax Return or for Taxes owed by a Seller Party or for which a Seller Party may be liable for any Pre-Closing Tax Period (whether or not shown or required to be shown on any Tax Return);

(e)any Liability imposed upon Buyer with respect to the Transactions due to the non-compliance by any Party with all bulk sale and bulk transfer Laws and tax pre-clearance procedures and similar Laws and procedures of any jurisdiction; or

(f)any Excluded Asset or any Retained Liability.

Section 7.2Indemnification by Buyer and F&S.  Subject to the other terms and conditions of this Article 7, Buyer and F&S shall, jointly and severally, defend, indemnify and hold harmless Seller and its Affiliates and Representatives, officers, directors, shareholders, members, employees, successors and assigns (collectively, the “Seller Indemnified Persons”) from and against all Damages, resulting, directly or indirectly, from:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer or F&S contained in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, as of the date of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or F&S pursuant to this Agreement or any other Transaction Document (other than the Facility Purchase Agreement) or any certificate or instrument delivered by or on behalf of Buyer or F&S pursuant to this Agreement; or

(c)any Assumed Liability or any Purchased Asset.

Section 7.3Indemnification Limits.  The indemnification provided for in Section 7.1(a) and Section 7.2(a) shall be subject to the following limitations:

(a)The Seller Parties shall not be liable for indemnification under Section 7.1(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1(a) and (b) (Organization; Capitalization), Section 4.2 (Authority, Authorization and Enforceability), Section 4.5(a) (Title to Purchased Assets; Condition of Purchased Assets), Section 4.16 (Taxes), and Section 4.32 (No Brokers) (collectively, the “Seller Fundamental Representations”), and other than those based on Fraud by a Seller Party), unless and until such time as the aggregate amount of Damages that would otherwise be indemnifiable under Section 7.1(a) exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Basket Amount”), in which event the Seller Parties, jointly and severally, shall be required to pay or be liable for all such Damages in excess of the Basket Amount.

(b)Buyer and F&S shall not be liable for indemnification under Section 7.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1 (Organization and Ownership), Section 5.2 (Authority) and Section 5.9 (No Brokers) (the “Buyer Fundamental Representations”), and other than those based on Fraud by Buyer or F&S), unless and until such time the aggregate amount of Damages that would otherwise be indemnifiable under Section 7.2(a) exceeds the Basket Amount, in which event Buyer and F&S, jointly and severally, shall be required to pay or be liable for all such Damages in excess of the Basket Amount. For the avoidance of doubt, any Damages arising from any breach by Buyer or F&S of any Buyer Fundamental Representation or based on Fraud by Buyer or F&S shall not be subject to the limitations on Liability set forth in this Section 7.3(b).

(c)The maximum aggregate Liability of the Seller Parties for indemnification under Section 7.1(a) and the maximum aggregate Liability of Buyer and F&S for indemnification under Section 7.2(a), as applicable (other than based on Fraud by a Seller Party, Buyer or F&S, as applicable, or with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of inaccuracy in or breach of any Buyer Fundamental Representation or any Seller Fundamental Representation, as applicable), shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00).

(d)For the avoidance of doubt and notwithstanding any other provision in this Article 7, (i) any Damages arising from any breach by a Seller Party of any Seller Fundamental Representation; (ii) any recovery by Buyer based on Fraud by a Seller Party, and (iii) any indemnification of Buyer pursuant to the provisions of Section 7.1(b) through Section 7.1(f), shall not be subject to the limitations on Liability set forth in Section 7.3(a) or Section 7.3(c).

(e)For the avoidance of doubt and notwithstanding any other provision in this Article 7, (i) any Damages arising from any breach by Buyer or F&S of any Buyer Fundamental Representation; (ii) any recovery by a Seller Party based on Fraud by Buyer or F&S, and (iii) any indemnification of a Seller Party pursuant to the provisions of Section 7.2(b) or Section 7.2(c) shall not be subject to the limitations on Liability set forth in Section 7.3(b) or Section 7.3(c).

(f)No Seller Party shall have any Liability pursuant to Section 7.1 (other than based on Fraud by a Seller Party) in an aggregate amount greater than the aggregate amount of the Purchase Price the Seller Parties actually receive.

(g)No Seller Party shall have any Liability pursuant to Section 7.1 with respect to Damages to the extent any portion of such Damage relates to any item included on, or is a Liability or loss reserved or accrued for in the Final Closing Statement or Final Closing Balance Sheet or that is otherwise taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.4.

(h)Notwithstanding anything to the contrary herein, to the extent that a Damage may be subject to indemnification pursuant to both Section 7.1(a), on the one hand, and Section 7.1(c) and/or Section 7.1(f), on the other hand (or would be subject to indemnification under such Sections other than as a result of the limitations set forth herein), the indemnification claim for such Damages must be brought pursuant to Section 7.1(a) and, if such claim cannot be brought pursuant to Section 7.1(a) as a result of such limitations, may not be brought pursuant to Section 7.1(c) and/or Section 7.1(f).

(i)For all purposes of this Article 7, “Damages” shall be net of any amounts paid or payable to an Indemnified Party under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder, and each Indemnified Party shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other Third Party under any such insurance policy or Contract prior to seeking indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies.

(j)If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Party to an Indemnified Party of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Party shall repay, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(k)Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Damage suffered by such Indemnified Party more than once, regardless of whether such Damage may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.  In addition, any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(l)Each Indemnified Party shall use its reasonable commercial efforts to mitigate any indemnifiable Damage.

(m)Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article 7, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Third Parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(n)Notwithstanding any other provision of this Agreement to the contrary, the Buyer Indemnified Persons shall have no right to indemnification or payment under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a taxable period that begins on or before, and ends after, the Closing Date) ending on or before the Closing Date, (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, or (iii) result from any transactions or actions taken by, or omissions by, the Buyer Indemnified Persons or any of their Affiliates after the Closing that are not specifically contemplated by this Agreement.

Section 7.4Survival Period.  In addition to the indemnification limits set forth in Section 7.3, no Indemnifying Party will be liable for indemnification pursuant to Section 7.1 or Section 7.2, as applicable, with respect to any breach or inaccuracy in any of the representations and warranties of such party in Article 4 or Article 5, as applicable, unless written notice of a bona fide claim for indemnification with respect to such breach is given by Buyer to a Seller Party or by a Seller Party to Buyer, as applicable, on or prior to (i) except for claims related to breaches of Seller Fundamental Representations or Buyer Fundamental Representations, as applicable, the date that is eighteen (18) months after the Closing Date; (ii) with respect to Seller Fundamental Representations and Buyer Fundamental Representations, the date that is sixty (60) days after expiration of the applicable statute of limitations period, and (iii) with respect to Fraud by a Party, at any time (such applicable date, the “Survival Date”). The Parties acknowledge that the time periods set forth in this Section 7.4 for the assertion of claims are the result of arms-length negotiation among the Parties and that the Parties intend for such time periods to be enforced as agreed by the Parties. All covenants and agreements made in this Agreement shall survive the Closing for the period contemplated by its terms or if not so contemplated, until fully performed as contemplated herein. In the event notice of a possible claim is provided by a Party to an Indemnifying Party prior to the applicable Survival Date (which notice shall describe the applicable breach in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the applicable Indemnified Party in connection therewith), each of such claim and the representations, warranties, covenants and agreements related to or underlying such claim (solely for matters relating to such claim) shall each survive until such claim is fully and finally resolved pursuant to the applicable terms hereof.

Section 7.5Procedure for Indemnification.  The Party making a claim under this Article 7 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party.”

(a)Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damage that has been or may be sustained by the Indemnified

Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of the Third-Party Claim from the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (i) if the Indemnifying Party fails to defend diligently the Third-Party Claim as determined by a court of competent jurisdiction; (ii) if the Third-Party Claim is for Liabilities which are more than two hundred percent (200%) of the amount of the then-current limit on indemnification; (iii) if the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates; or (iv) if the Third-Party Claim arises in connection with any criminal or quasi criminal proceeding, allegation or investigation.

(b)Conduct of Third-Party Claim Defense.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to this Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. Whether or not the Indemnifying Party elects to assume the defense of such Third-Party Claim, the Indemnified Party shall not, pay, settle, compromise, or discharge such Third-Party Claim without the Indemnifying Party’s prior written Consent, which consent may not be unreasonably refused, withheld or delayed. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c)Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written Consent of the Indemnified Party (which consent may not be unreasonably refused, withheld or delayed), except as provided in this Section 7.5(c). If a firm offer is made to settle a Third-Party Claim or the Indemnifying Party desires to settle, compromise, or discharge a Third-Party Claim and (i) there is no injunctive or other non-monetary relief against the Indemnified Party; (ii) there is no finding or admission of any violation of any Law, violation of the rights of any Person by the Indemnified Party or any other Liability of the Indemnified Party to any Person; (iii) there would be no material adverse effect on the RFG Business as the result of such settlement; and (iv) the Indemnified Party receives, as a part of such settlement, in customary form, the unconditional release from all Liabilities in connection with such Third-Party Claim and, if applicable, the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party and may settle such Third-Party Claim without the Consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written Consent of the Indemnifying Party.

(d)Direct Claims.  Any Proceeding by an Indemnified Party on account of a Damage arising under this Article 7 which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced, forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damage that has been or may be sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not respond within thirty (30) days of receipt of a notice of a Direct Claim, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Damages in respect of such Direct Claim. Any reasonable costs or expenses associated with taking such actions shall be included as Damages hereunder but shall only be recoverable to the extent indemnity is finally determined to be owed.

Section 7.6Payments.  Once a Damage is agreed to in writing by the Indemnifying Party or finally adjudicated before a court or arbitrator of competent jurisdiction and determined to be payable pursuant to this Article 7 (an “Indemnity Amount”), the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of an Indemnity Amount within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of expiration of such ten (10) Business Day period to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.

Section 7.7Adjustment to Purchase Price.  All indemnification payments paid pursuant to this Article 7 shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for Tax purposes.

Section 7.8Setoff.  Buyer may set off any Indemnity Amount due to Buyer from Seller pursuant to this Article 7 against any payment due to a Seller Party from Buyer under this Agreement or any Transaction Document, in Buyer’s sole discretion (provided reasonable advance notice of such setoff is provided to Seller in writing. The exercise of any such right of setoff by Buyer will not constitute a breach of this Agreement or any Transaction Document. Subject to the other terms of this Article 7, neither the exercise nor the failure to exercise any such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 7.9Exclusive Remedy.  Notwithstanding anything to the contrary herein, except as provided in Section 3.4 (Final Closing Statement and Post-Closing Adjustment), Section 6.4 (Tax Matters) and Section 8.14 (Specific Performance), from and after the Closing the rights and remedies of Buyer, F&S and the Seller Parties, and any Buyer Indemnified Person and any Seller Indemnified Person, under this Article 7 are exclusive and in lieu of any and all other rights and remedies which such Persons may have under this Agreement or otherwise against each other with respect to this Agreement and with respect to the Transactions, and from and after the Closing each Party expressly waives and releases and agrees to waive and release any and all other rights or causes of action it or its Affiliates may have against the other Party or its Affiliates now or in the future under any Law (regardless of the theory of recourse) with respect to the preceding matters.  IN FURTHERANCE OF THE FOREGOING, FROM AND AFTER THE CLOSING EACH PARTY HEREBY WAIVES, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS, ALL OTHER RIGHTS AND REMEDIES ARISING UNDER OR BASED UPON ANY STATUTORY OR COMMON LAW OR OTHERWISE, AND AGREES NOT TO BRING ANY ACTIONS OR PROCEEDINGS AT LAW, IN EQUITY, IN TORT OR OTHERWISE, INCLUDING RESCINDING THE AGREEMENT, IN RESPECT OF ANY BREACHES OF REPRESENTATIONS, WARRANTIES OR OTHER PROVISIONS OF THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS.  Nothing in this Section 7.9 shall limit any Party’s right to seek and obtain equitable remedies pursuant to Section 8.14 with respect to this Agreement.

ARTICLE 8

GENERAL

Section 8.1Amendments and Waivers.  This Agreement may only be amended by the Parties by an instrument in writing signed on behalf of each of the Parties. Any term or provision of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof. No waiver by any Party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the Party to be bound. Failure of a Party to exercise any right shall not be deemed a waiver of such right or rights in the future.

Section 8.2Invalid Provisions.  If any provision of this Agreement that is not essential to accomplishing its purposes is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 8.3Joint Drafting.  All of the Parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

Section 8.4Expenses.  Except as otherwise expressly provided herein, each of the Parties has borne all of their own expenses in connection with the negotiation of this Agreement and the Transactions. If litigation, arbitration or any other Proceeding is commenced between the Parties concerning any dispute arising out of or relating to this Agreement, the prevailing Party in any contested Proceeding will be entitled, in addition to any other award that may be made, to recover its reasonable attorneys’ fees and expenses, unless otherwise ordered by the court or arbitrator.

Section 8.5Notices.  All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered; when received by the addressee if sent by a nationally recognized overnight courier (receipt requested);; upon transmission by electronic mail if a confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission; or three (3) days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer and any Seller Party shall, unless another address is specified in writing, be sent to the addresses indicated below:

If to F&S or Buyer:

F & S Produce Co., Inc.
F&S Produce West LLC
c/o F&S Produce Co., Inc.
500 West Elmer Road
Vineland, NJ 08360
Attention: Salvatore Pipitone, Jr.
Email: spipitone@fsfreshfoods.com

With a copy to:

Cooper Levenson, PA
1125 Atlantic Avenue, 3rd Floor
Atlantic City, New Jersey 08401
Telephone: (609) 572-7777
Attention: Robert E. Salad
Email: rsalad@cooperlevenson.com

If to a Seller Party:

c/o Calavo Growers, Inc.
1141-A Cummings Road
Santa Paula, CA 93060
Attention: Legal Department
Email: legal@calavo.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, CA 90071-1422
Attention: Zachary M. Turke, Esq.; Rambod Peykar, Esq.
Email: zturke@sheppardmullin.com; RPeykar@sheppardmullin.com

Section 8.6Entire Agreement.  This Agreement (including all schedules and exhibits hereto), along with the Transaction Documents to be executed in connection herewith, constitute the full understanding of the Parties relating to the subject matter hereof and thereof and supersede any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 8.7Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Except as provided in Article 7, nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a Party hereto or a permitted assignee of a Party hereto. No Party shall have any right to assign this Agreement or any of its rights or obligations hereunder; provided that Buyer may assign all or any portion of its rights under this Agreement without the Consent of Seller: (i) to any lender as security in respect of financing arrangements, and (ii) to any Affiliate of Buyer and it is further understood and agreed that Buyer may be merged or consolidated with another entity that is an

Affiliate of Buyer and that any such entity shall automatically succeed to the rights, powers and duties of Buyer hereunder. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

Section 8.8Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF).

(b)EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING IN RESPECT THEREOF MAY BE BROUGHT IN ANY STATE COURT SITTING IN DELAWARE OR ANY UNITED STATES DISTRICT COURT SITTING IN DELAWARE; AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURT THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING (AND WAIVES FOR SUCH PURPOSE ANY DEFENSE BASED ON LACK OF PERSONAL JURISDICTION).

(c)EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY STATE COURT SITTING IN DELAWARE OR IN ANY UNITED STATES DISTRICT COURT IN DELAWARE AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal Proceeding arising out of or relating to this Agreement or the Transactions. Each Party to this Agreement certifies and acknowledges that (i) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal Proceeding, (ii) such Party has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

Section 8.9Counterparts.  This Agreement may be executed in any number of counterparts (and by facsimile or electronic copy), and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement.

Section 8.10Bulk Sales Laws Waiver.  Buyer hereby waives compliance by the Seller Parties with the provisions of any so-called bulk transfer Laws of any jurisdiction in connection with the sale to Buyer of the Purchased Assets.

Section 8.11Construction.  Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person; (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise; (i) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date hereof and the Closing Date; (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day; (k) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day; (l) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (m) references to “day” means calendar days unless Business Days are expressly specified; (n) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and (o) a reference herein to an agreement of the Parties means a written agreement of the Parties.  When this Agreement states that a Seller Party has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to Buyer or F&S, it shall mean such document or information was made available by such Seller Party or its Representatives via (i) the posting of such items or information to the Electronic Data Room, (ii) the provision of access to hard copies of such items or information or (iii) the provision of such items or information in electronic format (including by fax, e-mail or by other electronic means).  All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

Section 8.12Time of Essence.  Time is of the essence for each and every provision of this Agreement.

Section 8.13Disclosure Schedules.

(a)The “Disclosure Schedules” means the document identified as the Disclosure Schedules, dated as of the date hereof, delivered by the Seller Parties to Buyer in connection with this Agreement and which sets forth: (i) the information specifically described in certain of the representations and warranties contained in Article 4 and (ii) exceptions or qualifications to the representations and warranties contained in Article 4.  It is specifically acknowledged that the Disclosure Schedules may expressly provide exceptions to a particular Section of Article 4 notwithstanding that the Section does not state “except as set forth in Schedule ‘__’ of the Disclosure Schedules” or words of similar effect.

(b)Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to vary the definition of “Seller Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement.

(c)Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement.  Certain matters set forth in the Disclosure Schedules are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein.  All attachments to the Disclosure Schedules are incorporated by reference into the Section of the Disclosure Schedules in which they are referenced.

Section 8.14Specific Performance.

(a)The Parties agree that (i) irreparable damage could occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Agreement in any court specified in Section 8.8 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties have an adequate remedy at Law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.15No Rescission.  No Party shall be entitled to rescind the Transactions by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

“F&S”

F & S Produce Co., Inc.

By:	/s/ Salvatore Pipitone, Jr.
Name: Salvatore Pipitone, Jr.
Title: Chief Executive Officer

“BUYER”

F&S Produce West LLC

By:	/s/ Salvatore Pipitone, Jr.
Name: Salvatore Pipitone, Jr.
Title: Chief Executive Officer

“SELLER PARTIES”

Calavo Growers, Inc.

By:	/s/ Shawn Munsell
Name:	Shawn Munsell
Title:	Chief Financial Officer

Renaissance Food Group, LLC

By:	/s/ Shawn Munsell
Name:	Shawn Munsell
Title:	Chief Financial Officer

GH Foods CA, LLC

By:	/s/ Shawn Munsell
Name:	Shawn Munsell
Title:	Chief Financial Officer

GHSW, LLC

By:	/s/ Shawn Munsell
Name:	Shawn Munsell

Signature Page to Asset Purchase Agreement

Title:	Chief Financial Officer
GHGA, LLC

By:	/s/ Shawn Munsell
Name:	Shawn Munsell
Title:	Chief Financial Officer

GHNW, LLC

By:	/s/ Shawn Munsell
Name:	Shawn Munsell
Title:	Chief Financial Officer

Signature Page to Asset Purchase Agreement